                                                                   Exhibit 10.33



                           ACQUISITION AGREEMENT AND
                             PLAN OF SHARE EXCHANGE

                                  by and among

                           GRAPHIC ARTS CENTER, INC.,
                            a Delaware corporation,
                                  as Purchaser

                                      and

                  SHEPARD POORMAN COMMUNICATIONS CORPORATION,
                             an Indiana corporation

                                      and

                    CERTAIN SHAREHOLDERS OF  SHEPARD POORMAN


                                November 6, 1996

                               TABLE OF CONTENTS

ARTICLE 1          SHARE EXCHANGE AND RELATED MATTERS.....................................................1
                   1.1  The Plan of Exchange..............................................................1
                   1.2  Purchase Price....................................................................2
                   1.3  Calculation of Stockholders Equity. ..............................................2
                   1.4  The Closing.......................................................................2
                   1.5  Closing Consideration Adjustment..................................................4
                   1.6  Transfer Taxes....................................................................5
                   1.7  Contingency of Consideration......................................................5
                   1.8  Dissenting Shareholders...........................................................6

ARTICLE 2          REPRESENTATIONS AND WARRANTIES OF PRIMARY
                   SHAREHOLDERS AND SHEPARD POORMAN.......................................................6
                   2.1  Organization, Standing, Corporate Authorization, and Enforceability...............6
                   2.2  Capitalization of Shepard Poorman.................................................7
                   2.3  Articles of Incorporation and Bylaws; Certain Records.............................8
                   2.4  Compliance with Other Instruments and Laws........................................9
                   2.5  Governmental Authorizations; Consents.............................................9
                   2.6  Litigation........................................................................9
                   2.7  Financial Statements; No Undisclosed Liabilities..................................9
                   2.8  Absence of Certain Changes or Events.............................................10
                   2.9  Title to Property, Absence of Liens and Encumbrances.............................11
                   2.10  Full Authority; Compliance with Laws............................................12
                   2.11  Benefit Plans...................................................................12
                   2.12  Claims..........................................................................15
                   2.13  Taxes...........................................................................15
                   2.14  Contracts.......................................................................17
                   2.15  Environmental Quality...........................................................19
                   2.16  Intellectual Property...........................................................20
                   2.17  Prepaid Expenses................................................................20
                   2.18  Affiliate Transactions..........................................................20
                   2.19  Labor Matters...................................................................20
                   2.20  Customers and Vendors...........................................................21
                   2.21  Other Disclosures...............................................................21
                   2.22  Parachute Payments..............................................................22
                   2.23  Acquisition of Capital Stock....................................................22
                   2.24  Accuracy........................................................................22
                   2.25  Brokers and Finders.............................................................22
                   2.26  Primary Shareholder Knowledge...................................................22
                   2.27  Day Dream, Inc..................................................................22


ARTICLE 3  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE
            PRIMARY SHAREHOLDERS..............................................23
           3.1  Ownership of Purchase Shares..................................23
           3.2  Title to Purchase Shares......................................23
           3.3  Authorization.................................................23
           3.4  Enforceability................................................23

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PURCHASER........................24
           4.1  Organization and Standing of Purchaser........................24
           4.2  Authorization.................................................24
           4.3  Enforceability................................................24
           4.4  Compliance with Other Instruments and Laws....................24
           4.5  Governmental Authorizations, Consents.........................24
           4.6  Litigation....................................................24
           4.7  Securities Act of 1933........................................25
           4.8  Employee Relations............................................25
           4.9  Brokers and Finders...........................................25
           4.10 Purchaser's Knowledge.........................................25

ARTICLE 5  COVENANTS OF SHEPARD POORMAN AND THE\
           PRIMARY SHAREHOLDERS...............................................25
           5.1  Directors; Shareholder Meeting................................25
           5.2  Conduct of Business...........................................26
           5.3  Access........................................................27
           5.4  No Sale or Transfer of Purchase Shares........................27
           5.5  No Solicitation or Negotiation................................27
           5.6  Filings and Consents..........................................27
           5.7  Assistance Regarding Financial Statements.....................28
           5.8  Signing of Agency Agreement...................................28
           5.9  Resale of SPG.................................................28
           5.10 Day Dream Litigation..........................................28
           5.11 Day Dream Note................................................29

ARTICLE 6  COVENANTS OF PURCHASER.............................................29
           6.1  Confidentiality...............................................29
           6.2  Officer and Director Indemnification..........................29
           6.3  Filings and Consents..........................................30
           6.4  Day Dream Litigation..........................................30

ARTICLE 7  COVENANTS OF ALL PARTIES...........................................31
           7.1  Commercially Reasonable Efforts; Further Assurances...........31
           7.2  Certain Filings, Etc..........................................31
           7.3  Public Announcements..........................................31

ARTICLE 8  CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE.....................31
           8.1  Accuracy of Representations and Warranties....................31
           8.2  Performance...................................................32
           8.3  Certificate...................................................32
           8.4  Payoff Letters................................................32
           8.5  Debt..........................................................32
           8.6  No Injunction.................................................32
           8.7  No Material Adverse Effect....................................32
           8.8  HSR Act.......................................................32
           8.9  Consents......................................................32
           8.10 Redemption of Preferred Stock and Redeemed Shares.............32
           8.11 SPG Shares....................................................33
           8.12 Real Estate Option............................................33
           8.13 Legal Opinions................................................33
           8.14 Resignations..................................................33
           8.15 Certificate of Secretary......................................33
           8.16 Corporate Approval............................................33
           8.17 Escrow Agreement..............................................33
           8.18 Employment Agreements.........................................33
           8.19 Completion of Due Diligence...................................34
           8.20 Contract With Day Dream, Inc..................................34
           8.21 Repayment of Shareholder Debt.................................34
           8.22 Lease with U.S. Bancorp.......................................34
           8.23 Guaranty Agreement............................................34
           8.24 No Discovery..................................................34
           8.25 Documentation.................................................34
           8.26 Articles of Exchange..........................................34
           8.27 Accrual.......................................................34

ARTICLE 9  CONDITIONS TO OBLIGATION OF SHEPARD POORMAN
           TO CLOSE...........................................................35
           9.1  Accuracy of Representations and Warranties....................35
           9.2  Repayment of Debt.............................................35
           9.3  Performance...................................................35
           9.4  Certificate...................................................35
           9.5  Corporate Approval............................................35
           9.6  No Injunction.................................................35
           9.7  HSR Act.......................................................35
           9.8  Legal Opinion.................................................35
           9.9  Employment Agreements.........................................35
           9.10 Escrow Agreement..............................................35
           9.11 No Discovery..................................................36
           9.12 Documentation.................................................36
           9.13 Articles of Exchange..........................................36

ARTICLE 10  TERMINATION OF AGREEMENT..........................................36
            10.1  Right to Terminate Agreement................................36
            10.2  Effect of Termination.......................................36

ARTICLE 11  CERTAIN REMEDIES AND LIMITATIONS..................................37
            11.1  Survival of Representations, Warranties and Covenants.......37
            11.2  Indemnification by Shareholders.............................37
            11.3  Limitations on Representations, Warranties
                  and Liabilities of Primary Shareholders.....................39
            11.4  Indemnification by Purchaser................................40
            11.5  Limitations on Liability of Purchaser.......................40
            11.6  Indemnification Claims......................................40
            11.7  Defense of Third Party Actions..............................41
            11.8  Subrogation.................................................42
            11.9  Exclusivity.................................................43
            11.10 Retention of Records........................................43

ARTICLE 12  MISCELLANEOUS.....................................................43
            12.1  Materiality.................................................43
            12.2  Expenses....................................................43
            12.3  Notices; Etc................................................44
            12.4  Assignment..................................................45
            12.5  Entire Agreement; Amendment; Governing Law; Etc.............45
            12.6  Counterparts................................................45
            12.7  Third Party Rights..........................................45
            12.8  Exhibits and Schedules......................................45
            12.9  Pronouns....................................................46
            12.10 Authority and Execution.....................................46
            12.11 Severability................................................46
            12.12 Time of Essense.............................................46
            12.13 Interpretation..............................................46

                                     INDEX

Accountant.....................................................................4
Act............................................................................2
Affiliate.....................................................................38
Agreement......................................................................1
Associates....................................................................29
Audited Financial Statements...................................................9
Audited Statements.............................................................4
Benefit Plan..................................................................13
CERCLA........................................................................19
Claim..........................................................................7
Claim Notice..................................................................40
Claimants.....................................................................40
Closing........................................................................2
Closing Consideration..........................................................2
Closing Date...................................................................2
COBRA.........................................................................14
Code..........................................................................13
Confidential Information......................................................29
Contingent Consideration.......................................................5
Day Dream Litigation..........................................................28
Day Dream Note................................................................22
Debt..........................................................................32
Disclosure Schedule............................................................6
Disputed Matter................................................................4
Disqualified Individuals......................................................22
Dissenting Shares..............................................................6
Effective Time.................................................................2
Employment Agreements.........................................................33
Environmental Laws............................................................19
Equity Interests...............................................................8
ERISA.........................................................................12
Escrow Agreement...............................................................3
Escrow Amount..................................................................3
Estimated Stockholders Equity..................................................3
Exchange.......................................................................1
Final Closing Statement........................................................5
Financial Statements...........................................................9
Guaranty Agreement............................................................29
Hazardous Materials...........................................................19
HSR Act.......................................................................32
Indemnified Parties...........................................................41
Indemnifying Parties..........................................................41

                                      -V-

Intellectual Property.........................................................20
Leased Property...............................................................12
Legal Requirement..............................................................8
Losses........................................................................37
Material Adverse Effect.......................................................43
Material Contracts............................................................17
Multiemployer Plans...........................................................14
Neutral Accountants............................................................4
Notice of Disagreement.........................................................4
Payoff Letters.................................................................3
PBGC..........................................................................14
Pension Plan..................................................................14
Permits.......................................................................12
Permitted Liens...............................................................12
Poorman........................................................................1
Preferred Stock................................................................7
Primary Shareholders...........................................................1
Pro Rata Share.................................................................2
Property......................................................................19
Purchase Price.................................................................2
Purchase Shares................................................................1
Purchaser......................................................................1
Purchaser Indemnified Obligation..............................................37
Purchaser Indemnified Parties.................................................37
Purchaser Related Agreements..................................................24
RCRA..........................................................................19
Real Estate Purchase Price....................................................49
Redeemed Shares................................................................3
Redemption.....................................................................1
Redemption Agreement...........................................................1
Related Agreements.............................................................7
Richey.........................................................................1
Secretary of State..........................................................2, 6
Securities Act................................................................25
Shareholder Indemnified Obligations...........................................40
Shareholder Indemnified Parties...............................................40
Shareholder Notes..............................................................3
Shareholder's Agent............................................................1
Shareholders...................................................................1
Shareholders' Closing Statement................................................4
Shareholders' Expenses........................................................43
Shepard........................................................................1
Shepard Poorman................................................................1
Shepard Poorman Common Stock...................................................1

SPG............................................................................3
SPG Common Stock...............................................................8
Stockholders Equity............................................................2
Tax...........................................................................15
Tax Returns...................................................................15
Taxes.........................................................................15
Tentative Closing Consideration................................................3
Title Notice..................................................................12
Unaudited Financial Statements.................................................9
Value Added....................................................................5

               ACQUISITION AGREEMENT AND PLAN OF SHARE EXCHANGE


     THIS ACQUISITION AGREEMENT AND PLAN OF SHARE EXCHANGE ("Agreement") is made and entered into as of November 6, 1996, by and among GRAPHIC ARTS CENTER, INC., a Delaware corporation ("Purchaser"), SHEPARD POORMAN COMMUNICATIONS CORPORATION, an Indiana corporation ("Shepard Poorman"), ROBERT E. SHEPARD ("Shepard"), ROBERT W. POORMAN, JR. ("Poorman") and DAVID E. RICHEY, JR. ("Richey") (collectively, the "Primary Shareholders").

                                  WITNESSETH:

     WHEREAS, Purchaser desires to purchase all of the issued and outstanding common stock of Shepard Poorman (the "Shepard Poorman Common Stock"), which shall represent 100% of the issued capital stock of Shepard Poorman (after effect is given to that certain redemption agreement (the "Redemption Agreement") between Shepard Poorman and several holders of shares of Shepard Poorman Common Stock providing for the redemption of Shepard Poorman Common Stock immediately prior to Closing (as defined herein) (the "Redemption")), from the holders of such shares of Shepard Poorman Common Stock (the "Shareholders") upon and subject to the terms and conditions set forth herein (such shares of Shepard Poorman Common Stock to be acquired by Purchaser hereunder hereinafter being referred to as the "Purchase Shares"); and

     WHEREAS, the respective Boards of Directors of Purchaser and Shepard Poorman have determined that it is in the best interest and welfare of said corporations and their respective shareholders that Purchaser acquire 100% of the capital stock of Shepard Poorman through an exchange of Shepard Poorman Common Stock for such consideration and on such terms and conditions as hereinafter set forth.

     WHEREAS, Poorman has agreed to act as agent for the individual Shareholders (the "Shareholder's Agent") for certain purposes relating to this Agreement, pursuant to an Agency Agreement to be executed by all of the Shareholders in a form and manner satisfactory to Purchaser.

     WHEREAS, the estimated consolidated Stockholders Equity (as defined herein) of Shepard Poorman at Closing (as defined herein) will be not more than $7.9 million dollars.

     NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the Primary Shareholders, Shepard Poorman, and Purchaser agree as follows:

                                   ARTICLE 1

                       SHARE EXCHANGE AND RELATED MATTERS

     1.1 THE PLAN OF EXCHANGE. Subject to the terms and conditions of this Agreement, including the receipt of all requisite Shareholder approvals, the acquisition of the Purchase Shares by Purchaser (the "Exchange") will be carried out in the following manner:

                (a) Shepard Poorman shall call a meeting of the Shareholders to approve the Exchange and shall solicit proxies in favor of the Exchange.

                (b) Subject to the provisions of this Agreement, Articles of Exchange consistent with this Agreement shall be duly executed and, on the Closing Date (as defined in Section 1.4 hereof), or as soon thereafter as reasonably practicable, filed with the Indiana Secretary of State (the "Secretary of State") in accordance with the Indiana Business Corporation Law (the "Act"). The Exchange shall become effective upon the filing of the Articles of Exchange with the Secretary of State (the "Effective Time").

                (c) At the Effective Time, Purchaser shall acquire all of the issued and outstanding shares of Shepard Poorman Stock in exchange for the consideration set forth in Section 1.2. After the Effective Time, each Share shall be deemed for all purposes to represent only the right of the holder to receive such consideration (subject to any Dissenters' Rights as provided in Section 1.8), and after such time there shall be no further transfer of such Purchase Shares on the books of Shepard Poorman.

         1.2    PURCHASE PRICE.   The total cash consideration to be paid to the
Shareholders by Purchaser for the Purchase Shares, subject to adjustment under
Section 8.10, shall be an amount equal to (i) the Stockholders Equity of Shepard Poorman at Closing (as defined in Section 1.3) plus (x) an additional Nine Hundred Thousand Dollars ($900,000) and (y) an amount, not to exceed $700,000, equal to the tax accrued for on the books of Shepard Poorman in connection with the Redemption in addition to the $369,000 already accrued for such purpose (the "Closing Consideration"), and (ii) the Contingent Consideration payable by the Purchaser to the Shareholders pursuant to Section 1.7 (collectively, the "Purchase Price"). The Closing Consideration shall be paid to all Shareholders in proportion to their relative ownership of the Purchase Shares (their "Pro Rata Share").

         1.3 CALCULATION OF STOCKHOLDERS EQUITY. The consolidated stockholders equity of Shepard Poorman at Closing shall be as determined in accordance with generally accepted accounting principles less any Shareholders' Expenses (as defined in Section 12.2), including any prepayment fees and penalties paid in connection with the discharge of the Debt, payable by the Shareholders at the Closing ("Stockholders Equity"). The parties agree that such Stockholders Equity calculation shall not include the net income effect of the forgiveness of the Shareholder Notes in connection with the Redemption.

         1.4 THE CLOSING. The closing of the transactions contemplated by this Article 1 (the "Closing") shall be held at the offices of Rothgerber, Appel, Powers & Johnson LLP in Denver, Colorado, at 10:00 a.m. (local time) on November 22, 1996, or at such other place, time and date as may be jointly designated by Purchaser, Shepard Poorman and the Primary Shareholders (the date on which the Closing takes place, the "Closing Date"). At or before the Closing, each of the following shall occur:

                   (a) As soon as practicable but no later than four business days before the scheduled Closing Date, Shepard Poorman shall deliver to Purchaser (i) a certificate, executed by the Chairman and CEO of Shepard Poorman, setting forth Shepard Poorman's reasonable, good faith estimate of Stockholders Equity as of the Closing Date, (the "Estimated Stockholders Equity"), (ii) a certificate in the form of a letter (the "Payoff Letters"), executed by the Chairman and CEO of Shepard Poorman and the Chairman and CEO of its subsidiary, Shepard Poorman Graphics, Inc. ("SPG") and an authorized representative of each bank or other creditor of Shepard Poorman or SPG set forth on Schedule 1.4 (the "Creditors") to whom long-term indebtedness is owed
         ------------
(the "Debt") setting forth the amount of such Debt, including the current portion thereof, and the estimated amounts of principal, interest, prepayment fees and penalties that will be due and payable by Shepard Poorman and SPG to each of the Creditors as of the Closing Date; and (iii) a certificate executed by the Chairman and CEO of Shepard Poorman setting forth the number of Redeemed Shares acquired or to be acquired by Shepard Poorman in the Redemption from each transferring Shareholder and the total number of Redeemed Shares so acquired by Shepard Poorman from such Shareholders.

                (b) Prior to Closing, Shepard Poorman shall enter into the Redemption Agreement in such form as is mutually agreeable to the parties, pursuant to which certain shares of Shepard Poorman Common Stock (the "Redeemed Shares") shall be redeemed by Shepard Poorman from certain Shareholders in exchange for notes previously given by such Shareholders in exchange for shares in Day Dream, Inc. (the "Shareholder Notes"). The Redemption of each such Redeemed Share shall be in exchange for that proportion of the face amount of the Shareholder Notes represented by the amount of Closing Consideration as would be payable to such Shareholders if the aggregate value of the Shareholder Notes were added to the Closing Consideration and such Closing Consideration (as adjusted) were distributed to all Shareholders pro rata.

                (c) That portion of the Debt owed to each Creditor shall be paid to such Creditor by wire transfer of immediately available funds to an account or accounts designated and in the amounts specified in the Payoff Letter. The "Tentative Closing Consideration" shall be calculated using the Estimated Stockholders Equity.

                (d) From the Tentative Closing Consideration, Purchaser shall
(i) pay any unpaid Shareholders' Expenses (as defined in Section 12.2), and (ii) deposit Six-Hundred Fifty Thousand Dollars ($650,000) with the Escrow Agent acting pursuant to the Escrow Agreement referred to below (such amount, together with income thereon, additions thereto, and releases therefrom, as more specifically set forth in such Escrow Agreement being referred to herein as the "Escrow Amount"). The Escrow Amount shall be held and distributed by such Escrow Agent in accordance with the terms of the Escrow Agreement, in a form mutually acceptable to the parties (the "Escrow Agreement"), which shall be entered into by the Escrow Agent named therein, Purchaser and the Shareholder's Agent prior to or on the Closing Date.

                (e) The remainder of the Tentative Closing Consideration shall be distributed at Closing to the Shareholders according to their Pro Rata Shares by certified or cashier's check or wire transfer, as Purchaser shall choose.

         1.5 CLOSING CONSIDERATION ADJUSTMENT. The Closing Consideration shall be adjusted as follows:

                (a) A complete physical inventory will be taken at the direction of the Primary Shareholders and observed by Purchaser within two days following Closing. Inventory will be valued at the lesser of cost or market using FIFO in accordance with generally accepted accounting principles applied on a consistent basis.

                (b) As soon as practicable but no later than 30 days after the Closing Date, the Shareholder's Agent at the Shareholders' expense shall prepare and deliver to KPMG Peat Marwick LLP ("Accountant") a statement setting forth in detail the Stockholders Equity as of the Closing Date (the "Shareholders' Closing Statement").

                (c) Accountant shall audit the Shareholders' Closing Statement in accordance with instructions mutually agreed upon by Purchaser and Shepard Poorman, and, within 45 days of receipt thereof, shall render a report thereon including any adjustments thereto recommended by the Accountant. The Shareholder's Agent shall, within 10 days after receipt of such report, prepare a revised Shareholders' Closing Statement including all such adjustments (the "Audited Statements") and shall deliver the Audited Statement to Purchaser. Purchaser and its representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the Shareholders' Closing Statement and the Audited Statement and to consult with Shepard Poorman and Accountant regarding the methods used in the preparation thereof.

                (d) The Audited Statements shall become final and binding on Shareholders and Purchaser unless Purchaser gives written notice to the Shareholder's Agent of its disagreement with respect to any matter contained therein ("Notice of Disagreement") within 45 days after the receipt thereof by Purchaser. A Notice of Disagreement shall not be permitted unless the aggregate amount in dispute exceeds Ten Thousand Dollars ($10,000). A Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. For a period of 30 days after the delivery of the Notice of Disagreement, the Shareholders' Agent and Purchaser shall attempt to resolve in writing all of their differences with respect to each matter specified in the Notice of Disagreement, in which case any such resolution shall be final and binding on the parties. If, at the end of such 30-day period, the Shareholders' Agent and Purchaser have not resolved in writing all of their differences with respect to any such matter, then each unresolved matter ("Disputed Matter") shall be submitted to and reviewed by a neutral "big six" accounting firm mutually agreeable to the parties ("Neutral Accountants"). The Neutral Accountants shall consider only the Disputed Matters and shall act promptly to resolve in writing all Disputed Matters, and its decisions with respect to the Disputed Matters shall be final and binding on each of the Shareholders and Purchaser; provided that, no such resolution of the Disputed Matter shall require payment of an amount greater than the highest amount or less than the lowest amount suggested for such resolution by either the Shareholders' Agent or the Purchaser. The Neutral Accountants shall notify the Shareholders' Agent and the Purchaser of its resolution of the Disputed Matters, and upon receipt thereof by the Accountant, the Accountant shall promptly prepare final Audited Statements reflecting the resolution of all Disputed Matters promptly after such resolution (the "Final Closing Statement") and shall deliver it to Purchaser and the Shareholders' Agent.

                (e) Shareholders and Purchaser shall each be responsible for and shall each pay one-half of the fees and expenses incurred in connection with the Neutral Accountants.

                (f) Within 10 days after receipt of the Final Closing Statement

                    (i) if the Estimated Stockholders Equity is greater than the Stockholders Equity as set forth in the Final Closing Statement, Shareholders shall pay to Purchaser the difference, plus interest as provided below, first by giving instructions to the Escrow Agent to distribute from any remaining Escrow Amount and then any additional amounts shall be paid by Shareholders to Purchaser on demand in immediately available funds.

                     (ii) if the Stockholders Equity as set forth in the Final Closing Statement is greater than the Estimated Stockholders Equity, Purchaser shall pay to each of the Shareholders his or her pro rata share of the difference plus interest as provided below in immediately available funds.

                     Any payment required to be made pursuant to this Section 1.5(f) shall be made together with simple interest thereon from the Closing Date to the date of payment at the annual rate (calculated on the basis of a 365-day year) equal to the prime rate published by The Wall Street Journal on the Closing Date.

         1.6 TRANSFER TAXES. Any transfer taxes, stamp duties, filing fees, registration fees, recordation expenses, or other similar taxes, fees, charges or expenses incurred by any Shareholder, Shepard Poorman or any other party in connection with the transfer of the Purchase Shares to Purchaser or in connection with any of the other transactions contemplated by this Agreement shall be borne and paid exclusively by Shareholders.

         1.7 CONTINGENCY OF CONSIDERATION. In addition to the other consideration provided for herein, the Shareholders of Shepard Poorman (other than those Shareholders who exercise their Dissenter's Rights, as provided in
Section 1.8 below) shall be entitled to the following additional consideration (the "Contingent Consideration") in the aggregate amount of $1,000,000, which shall be payable by the Purchaser and contingent upon the future performance of Shepard Poorman as follows:

                (a) The aggregate sum of $250,000 would be paid to the Shareholders (according to the pro rata allocation described on Schedule 1.7) in
                                                                ------------
each year that the Value Added (as defined herein) of Shepard Poorman, excluding SPG, grows by 5% over the previous year. "Value Added" shall be defined as net sales minus all direct material costs and outside service costs, including all costs categorized as such in the internal income statement prepared consistently with the consolidating schedule statement in the audit report prepared in connection with the regularly conducted audit of Shepard Poorman by its independent auditors for the year ended February 29,

1996. The base year for the initial actual Value Added calculation of Shepard Poorman will be that amount reflected in the Financial Statements for the year ended February 29, 1996, which is $29,447,355 calculated as provided on Schedule
                                                                        --------
1.7(a) attached hereto. Thereafter, for the purpose of this calculation, the
------
calculation will be based upon Purchaser's fiscal years, i.e., Value Added for fiscal year 1998 will be calculated based upon the results of the 1997 fiscal year.

                (b) If the growth in the Value Added of Shepard Poorman, beginning on January 1, 1997, through December 31, 1997, excluding SPG, is more than (5%) of the base year, the Shareholders will earn an additional aggregate $50,000 for each percentage point of growth above (5%) for that year, i.e., if the fiscal year ended December 31, 1997, growth in Value Added turns out to be 7% more than the base amount (in both cases excluding SPG), Purchaser will pay the Shareholders an aggregate of $350,000.

                (c) The period for this Contingent Consideration will be the four (4) years ending December 31, 2000, unless the maximum aggregate Contingent Consideration of $1,000,000 has been paid sooner as provided herein. The payment of the Contingent Consideration shall be independent of the employment status of any of the Shareholders.

         1.8 DISSENTING SHAREHOLDERS. Any Purchase Shares held by Shareholders who have satisfied the requirements of Chapter 44 of the Act related to the rights of dissenting shareholders ("Dissenters' Rights"), and have not effectively withdrawn or lost such Dissenters' Rights (such shares being referred to as "Dissenting Shares"), shall not be converted pursuant to this Agreement, but the holders thereof shall be entitled only to such Dissenters' Rights. Each dissenting shareholder who is entitled to payment for such Purchase Shares pursuant to such Dissenters' Rights shall receive payment from Purchaser in an amount as determined pursuant to such Dissenters' Rights. To the extent such payment for Dissenting Shares exceeds the amount of the Closing Consideration otherwise payable by Purchaser for such Purchase Shares under this Agreement, such amount shall be immediately payable in readily available funds by the Primary Shareholders to the Purchaser.

                                   ARTICLE 2

             REPRESENTATIONS AND WARRANTIES OF PRIMARY SHAREHOLDERS
                              AND SHEPARD POORMAN

         The Disclosure Schedules delivered to Purchaser by Shepard Poorman in connection with its execution of this Agreement, is sometimes referred to herein
as the "Disclosure Schedule."   The Disclosure Schedules will be delivered
within 5 business days of the date hereof and unless mutually agreed upon either party may terminate this Agreement. Each of the Primary Shareholders and Shepard Poorman represents and warrants to Purchaser that the following statements are true as of the date of this Agreement and as of the Closing Date (subject to any update of the Disclosure Schedules in accordance with Section 8.1):

         2.1 ORGANIZATION, STANDING, CORPORATE AUTHORIZATION, AND
             ENFORCEABILITY.

                (a) Shepard Poorman and SPG are corporations duly organized, validly existing and operating under the laws of Indiana. Shepard Poorman and SPG are in good standing under the laws of Indiana and have all requisite corporate power and authority to carry on their respective businesses as currently conducted and to own or lease and operate their properties. Shepard Poorman and SPG are qualified to do business and are in good standing in each jurisdiction in which the property owned, leased or operated by either, or the nature of the business conducted by either makes such qualification necessary.

                (b) This Agreement and all other agreements, documents and instruments executed or to be executed by Shepard Poorman and/or SPG herewith (the "Related Agreements") constitute or will upon due execution constitute the valid and legally binding obligations of Shepard Poorman and/or SPG, enforceable in accordance with their terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally. Shepard Poorman and SPG have the requisite corporate power and authority to enter into this Agreement and the Related Agreements.

                (c) Except for Board of Directors and Shareholder approval as required under the Act, the execution and delivery of this Agreement, the Related Agreements, and all other documents and instruments executed or to be executed by Shepard Poorman pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action on the part of Shepard Poorman and SPG. Upon receipt of such Shareholder approval, all such corporate authorization will have been obtained. This Agreement and the Related Agreements have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Shepard Poorman and/or SPG.

                (d) Except for SPG, Shepard Poorman does not own, directly or indirectly, the capital stock (or other similar equity interests) of any other corporation, joint venture, partnership, limited liability company or other similar entity. SPG does not own, directly or indirectly, the capital stock ( or other similar equity interests) of any other corporation, joint venture, partnership, limited liability company or similar entity. Except as listed on
Schedule 2.1(d) (which capital stock will be acquired prior to Closing and
---------------
subject to this representation and warranty), Shepard Poorman owns all of the issued and outstanding capital stock of SPG free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option or right to purchase of any kind, proxy, voting agreement, voting trust, restriction on transferability, preemptive right or other Claim of any kind.

                As used in this Agreement, "Claim" means any and all claims, liabilities, causes of action, arbitrations, audits, hearings, investigations, litigation or suits, whether in contract, tort or otherwise, whether statutory and common law, whether civil, criminal, administrative, investigative, formal or informal, whether known or unknown, fixed or contingent.

         2.2 CAPITALIZATION OF SHEPARD POORMAN. As of the date of this Agreement, the authorized capital stock of Shepard Poorman consists of 300,000 shares of Common Stock, no par value (the "Shepard Poorman Common Stock") of which 178,095 shares are outstanding and 10,000 shares of Preferred Stock $100 par value (the "Preferred Stock") of which 1,700 shares are outstanding. As of the date of this Agreement, the authorized capital stock of SPG consists of 100,000 shares of Common Stock, no par value ("SPG Common Stock") of which 8,628 is outstanding. Schedule 2.2 contains a list of all Shareholders of Shepard
                ------------
Poorman of record, and accurately sets forth the number of shares of Shepard Poorman Common Stock held by each such Shareholder on the date hereof. All prior issuance of securities by Shepard Poorman and SPG, and all prior repurchases, redemptions or exchanges affecting the outstanding securities of Shepard Poorman and SPG, including the Redemption, have complied with all applicable Legal Requirements (as defined below) (including federal and state securities laws), preemptive rights and contractual restrictions and there are no further liabilities of Shepard Poorman, SPG or the Primary Shareholders due to the former holders thereof. Each share of Shepard Poorman Common Stock, Preferred Stock and SPG Common Stock has been duly authorized and validly issued and is fully paid and nonassessable. Except as described above, Shepard Poorman and SPG do not have shares of its capital stock issued or outstanding. Except for the Redemption Agreement, there are no outstanding convertible or exchangeable securities, subscriptions, calls, options, warrants, rights, contractual or arising by operation of law (including, without limitation, rights of first refusal and preemptive rights), or other agreements or commitments of any character to which Shepard Poorman or SPG is a party or by which either of them is bound, relating to the issuance, purchase, other acquisition or voting of any shares of the capital stock of, or other equity or ownership interest in (collectively, "Equity Interests") Shepard Poorman or SPG. No bonds, debentures, notes or other indebtedness having the right to vote under any circumstances (or convertible into securities having such right to vote) of Shepard Poorman or SPG are issued and outstanding. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person or entity is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of Shepard Poorman or SPG. Except as set forth on Schedule 2.2, there are no voting trusts,
                                       ------------
proxies or other agreements or understandings to which Shepard Poorman or SPG is a party or by which Shepard Poorman or SPG is bound with respect to the voting of any shares of capital stock or other Equity Interests of Shepard Poorman or SPG.

                For purposes of this Agreement, the term "Legal Requirement" shall mean any federal, state or local law, statute, legislation, ordinance, code, rule, regulation, decree, award, order, permit, franchise, consent or authorization of, any federal, state, local or other governmental body or agency, department, commission, bureau, board, council, court, magistrate, panel or instrumentality of the United States, any political subdivision thereof or any state or local governmental authority.

         2.3 ARTICLES OF INCORPORATION AND BYLAWS; CERTAIN RECORDS. Copies of the articles of incorporation, bylaws, minute books and stock records of each of Shepard Poorman and SPG have been made available to Purchaser, and each such copy is true, correct and complete. All material records of any type and description in whatever form or medium that presently exist and that relate to the business or properties of Shepard Poorman and SPG are in the possession or control of Shepard Poorman or SPG (or Shepard Poorman or SPG has the right to possess or control such records) and are located at the offices of Shepard Poorman and SPG, or of their counsel, independent auditors or other advisors, and Shepard Poorman and SPG will have the right to possession of all such records upon the consummation of the transactions contemplated by this Agreement.

         2.4 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default under any provision of the articles of incorporation or bylaws of Shepard Poorman or SPG, or, except as set forth on
Schedule 2.4, of any mortgage, indenture, trust, lease, partnership or other
------------
agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, or Legal Requirement applicable to Shepard Poorman, SPG or the Shareholders or any of the respective properties of Shepard Poorman or SPG, nor will it prevent or materially delay the consummation of the transactions contemplated hereby.

         2.5    GOVERNMENTAL AUTHORIZATIONS; CONSENTS. Except as set forth on
Schedule 2.5, no consents, licenses, approvals or authorizations of, or
------------
registrations or declarations with, any governmental authority, agency, bureau or commission, or any third party, are required to be obtained or made by Shepard Poorman, SPG or the Shareholders in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Related Agreement or the sale or transfer of the Purchase Shares.

         2.6 LITIGATION. To the best of each Primary Shareholder's knowledge, no action, suit, proceeding or governmental investigation is pending or threatened, at law or in equity, which seeks to question, delay or prevent, or could have the effect of delaying or preventing, the consummation of all or any portion of the transactions contemplated hereby.

         2.7 FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 2.7:
         ------------

                (a) Shepard Poorman has delivered to Purchaser (i) the audited consolidated balance sheets of Shepard Poorman as of February 28, 1996, and 1995 and the related consolidated statements of operations, common stockholders' equity and cash flows for the fiscal years ended February 28, 1996, 1995 and 1994, accompanied in each case by the opinion thereon of KPMG Peat Marwick LLP, independent public accountants, (such audited financial statements, including the notes thereto, hereinafter being referred to as the "Audited Financial Statements"), and (ii) the unaudited consolidated balance sheet of Shepard Poorman as of August 31, 1996 and the related unaudited consolidated statements of operations, common stockholders' equity and cash flows for the six months ended August 31, 1996 set forth on Schedule 2.7(a) (the
                                                            ---------------
"Unaudited Financial Statements"). (The Audited Financial Statements and the Unaudited Financial Statements including the notes thereto together hereinafter being referred to as the "Financial Statements"). All of the Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as indicated therein) throughout the periods indicated and present fairly in all material respects the consolidated financial position of Shepard Poorman and SPG as of the dates thereof and the consolidated results of its operations for the periods then ended subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments, adjustments specifically required by this Agreement, and the absence of notes.

                (b) Neither Shepard Poorman nor SPG has any Claims, debts, obligations, guaranties of the obligations of others or liabilities (whether absolute or contingent, liquidated or unliquidated, due or to become due), except for (i) Claims, debts, obligations, guaranties and liabilities to the extent reflected or reserved against in the Financial Statements, (ii) debts, obligations, guaranties and liabilities to the extent referred to in Schedule
                                                                     --------
2.12, (iii) debts, obligations, guaranties and liabilities incurred or entered
----
into subsequent to August 31, 1996, in the ordinary course of business and otherwise not in contravention of this Agreement, (iv) debts, obligations and liabilities relating to this Agreement and the Related Agreements and instruments being executed and delivered in connection herewith and the transactions referred to herein and therein (including obligations to pay legal fees, financial advisory fees, bank fees, accounting fees and other amounts in connection therewith so long as such obligations are included in determining Stockholders Equity in the Final Closing Statements).

         2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for (i) matters set forth on Schedule 2.8, (ii) matters disclosed in the Financial Statements
             ------------
and (iii) as contemplated by this Agreement, neither Shepard Poorman nor SPG has, since February 28, 1996:

                (a) undergone any change in its condition (financial or otherwise), properties, assets, liabilities, business or operations, except for changes in the ordinary course of business which have not either individually or in the aggregate had a Material Adverse Effect, as defined in Section 12.1, on Shepard Poorman or SPG;

                (b) changed any of its methods of accounting or accounting practices or classifications of assets or liabilities, or failed to maintain its books of account in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods unless required by regulation or generally accepted accounting principles;

                (c) modified the material terms of, or canceled or terminated, any Material Contract (as defined below);

                (d) terminated, discharged or received any written notice regarding the resignation, discharge or termination of any officer;

                (e) established or adopted any Benefit Plan, or increased the amount of the wages, bonus, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except in any case in the ordinary course of business in accordance with past practice and, in the case of senior management employees, in an amount not exceeding 3% in any one case;

                (f) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock, or split up, combined, reclassified, redeemed, repurchased or otherwise reacquired any of their respective capital stock, except in the case of Preferred Stock to be redeemed in advance of the Closing Date or the shares of capital stock of SPG not owned by Shepard Poorman;

                (g) issued or sold any shares of its capital stock of any class or any subscriptions, options, warrants, calls or other rights to purchase directly or indirectly any such shares or any securities directly or indirectly convertible into or exchangeable for such shares or made any other change in its capital structure;

                (h) incurred any direct or contingent liability for borrowed money or guaranteed the monetary obligations of any other person or entity other than indebtedness to be included in the Debt to be discharged at Closing, or made any monetary investment in, advance to or loan to any person or entity other than in the ordinary course of business;

                (i) mortgaged, pledged or subjected to any material lien, lease, security interest or other charge or encumbrance any of its properties or assets, tangible or intangible, except those securing Debt to be discharged at Closing;

                (j) made any material change in its practices, operations or policies with respect to the method for selling goods or services, or other method for accounting for sales, the conduct of accounts receivable collection or accounts payable payment activities;

                (k) merged or consolidated with or into any other entity or initiated or participated in negotiations with any person or entity with respect to any of the foregoing;

                (l) implemented or adopted any change in its tax methods, principles or elections;

                (m) acquired or disposed of any material assets or properties or made any capital improvement other than in the ordinary course of business; or

                (n) suffered any damage, destruction or loss (not covered by insurance) which has had or could reasonably be expected to have a Material Adverse Effect on Shepard Poorman or SPG.

         2.9    TITLE TO PROPERTY, ABSENCE OF LIENS AND ENCUMBRANCES:

                (a) Shepard Poorman and SPG have good title to their owned material assets, including the tangible assets reflected on the balance sheet included in Shepard Poorman's most recent Financial Statements, other than assets disposed of or used after the date thereof in the ordinary course of business for fair value. Except as disclosed in Schedule 2.9, the tangible
                                                ------------
assets owned by Shepard Poorman and SPG are owned free and clear of all liens, mortgages, pledges, charges, security interests or encumbrances, except for Permitted Liens (as defined below). Each of Shepard Poorman and SPG owns, leases or licenses, and has adequate rights to use all material property and other material assets necessary to conduct their respective businesses as going concerns on a basis consistent with past practices. The assets of Shepard Poorman and SPG are in operating condition and repair (subject to normal wear and tear). Neither the whole nor any part of any real property occupied by Shepard Poorman or SPG have been condemned by any public authority, nor to the best of the Primary Shareholders' knowledge, is any such condemnation or taking threatened or contemplated. There exists free and uninterrupted egress and ingress over a public roadway to all operating facilities.

         For the purposes of this Agreement, the term "Permitted Liens" shall mean liens for current taxes not yet due and imperfections of title, liens and encumbrances, if any, which do not materially and adversely affect the use, value or marketability of the property affected thereby and the liens, mortgages, pledges, charges, security interests and encumbrances securing the Debt as set forth on Schedule 2.9.
                     ------------

         (b) Shepard Poorman and SPG validly hold the leasehold created by the leases (true, complete and correct copies of which have been provided to Purchaser) as described on Schedule 2.9(b) (the "Leased Property") and such
                           ---------------
leases are enforceable by Shepard Poorman or SPG as the lessee thereunder.

         (c) Neither Shepard Poorman nor SPG is a party to any agreement granting any third party the right or an option to purchase or lease all or any portion of the real or personal property of Shepard Poorman or SPG.

         (d) There is not pending nor have Shepard Poorman or SPG received any written notice of (i) any claim or proceeding asserting or seeking to establish a title interest in the real property of Shepard Poorman or SPG, or any claim of default under any of the leases under which leaseholds have been created ("Title Notice"), or (ii) the existence of any facts or proceedings which may result in the issuance of such a Title Notice; and, there are not any such proceedings nor is there any Title Notice.

         2.10   FULL AUTHORITY; COMPLIANCE WITH LAWS.  Except as set forth on
Schedule 2.10, Shepard Poorman and SPG are in compliance with all applicable
-------------
Legal Requirements. Set forth on Schedule 2.10 is a list of any and all permits,
                                 -------------
licenses, consents, orders, approvals, franchises, certificates or other authorizations under any applicable Legal Requirement (collectively the "Permits"), issued to Shepard Poorman and SPG in connection with the ownership, operation and maintenance of their respective businesses or assets. Shepard Poorman and SPG have obtained and maintained all Permits. Each of the Permits is in full force and effect, and Shepard Poorman and SPG are in compliance in all respects with all the provisions of such Permits.

         2.11   BENEFIT PLANS.

                (a)    Except as set forth in Schedule 2.11, neither Shepard
                                              -------------
Poorman nor SPG maintains, sponsors, participates in or contributes to, or is required to contribute to, directly or indirectly, or has any obligation under:

                       (i) Any employee benefit plan, employee pension benefit plan, employee welfare benefit plan (including any medical, dental, disability, accident or sickness, salary continuation or life insurance plan or arrangement), or multiemployer plan, all as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regardless of whether or not a plan is exempt from some or all of the otherwise applicable requirements of ERISA; or

                       (ii) Any material bonus, commission, deferred compensation, incentive compensation, restricted stock, stock purchase, stock option, stock appreciation right, debenture, supplemental pension, profit sharing, royalty pool, vacation, sick leave, severance or termination pay policies, supplemental unemployment benefits plan, loan guarantee, relocation assistance, employee loan or other extensions of credit, or other similar material plan, program, agreement, policy, commitment, arrangement or benefit currently in effect under which current or former employees or their dependents, beneficiaries, representatives or estates are currently or will in the future be entitled to benefits.

         (b) With respect to each plan, program, agreement, policy, commitment, arrangement or benefit described on Schedule 2.11 (a "Benefit
                                                -------------
Plan"), Shepard Poorman has furnished to the Purchaser true, correct and complete copies of such Benefit Plan, including amendments, if applicable, summary plan descriptions, if applicable, the Internal Revenue Service determination letter, if applicable, and the two most recent Forms 5500, 5500-C or 5500-R, as applicable, and has made available to the Purchaser the most recent actuarial reports of or regarding such Benefit Plan. As to each Benefit Plan not reduced to writing, Shepard Poorman has provided to the Purchaser a description of all material elements of such Benefit Plan.

         (c)    Except as set forth in Schedule 2.11:
                                       -------------

                (i) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Internal Revenue Code of 1986 as amended (the "Code") (as defined below). Each Benefit Plan that is intended to be qualified under the Code either has received from the Internal Revenue Service, or timely applied for, a determination letter on such Benefit Plan's qualified status.

                (ii) Neither Shepard Poorman nor SPG, or, to the best of the Primary Shareholders' knowledge, any other party in interest (within the meaning of ERISA) has engaged in any non-exempt prohibited transaction with respect to any Benefit Plan under

          ERISA, the Code and, to the best of Shareholders' knowledge, there is no pending assertion of the occurrence of any such transaction.

                       (iii) All contributions required under applicable law or the terms of any Benefit Plan, collective bargaining agreement or other agreement relating to a Benefit Plan to be paid by Shepard Poorman or SPG for all periods prior to the date of this Agreement have been completely and timely made to each Benefit Plan when due, and Shepard Poorman or SPG, as applicable, have established adequate reserves on its books (which will be treated as a deduction from current assets or as a current liability for purposes of the determination of Actual Stockholders Equity) to meet liabilities for contributions accrued but that have not been made because they are not yet due and payable.

                       (iv) There is no current or pending investigation or audit by the Internal Revenue Service, the Department of Labor or any other governmental entity of any Benefit Plan, nor has Shepard Poorman or SPG received notification from any such governmental entity of such a pending audit or investigation, and there are no actions, suits or Claims pending (other than routine claims for benefits) or threatened, with respect to any Benefit Plan or against the assets of any such Benefit Plan.

                         (v) Except as disclosed in Schedule 2.11(c)(v), no
                                                    -------------------
          Benefit Plan is or ever has been a plan subject to Title IV of ERISA,
          Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code ("Pension Plan"), or is or ever has been a multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code ("Multiemployer Plans"). Neither Shepard Poorman nor SPG has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any Pension Plan, except for required premium payments, which payments have been made when due. No accumulated funding deficiency (within the meaning of Section 312 of the Code or Section 302 of ERISA) or reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Pension Plan. No event has occurred in connection with any Pension Plan which could subject Shepard Poorman, SPG or any Pension Plan to liability under Section 4062, 4063 or 4064 of ERISA, and, to the best knowledge of the Primary Shareholders, no event has occurred which might give rise to any liability of Shepard Poorman, SPG or any Pension Plan to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Shepard Poorman, SPG or any Pension Plan by the PBGC. Neither Shepard Poorman nor SPG has incurred or, as a result of the transactions contemplated by this Agreement, will incur any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Section 4201 and 4204 of ERISA to any Multiemployer Plan. Upon a complete withdrawal or a partial withdrawal (as those terms are defined in Section 4203 and 4205, respectively, of ERISA) from a Multiemployer Plan occurring on or before the close of the most recent fiscal year of each such Multiemployer Plan ended prior to the Closing Date (April 30, 1995, and June 23, 1995) neither Shepard Poorman nor SPG would have been subject to withdrawal liability under Title IV, Subtitle E, Part 1 of ERISA and, to the best of Shareholders' knowledge, there has been no material change in the financial condition of any Multiemployer Plan that would result in the imposition of such liability due to such complete or partial withdrawal on or before the Closing Date.

                   (vi) Shepard Poorman and SPG have complied in all material respects with all notice and continuation coverage requirements applicable to group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to all medical and health benefits provided by Shepard Poorman or SPG that are subject to COBRA.

                   (vii) No Benefit Plan amendments have been adopted nor will any such amendments be adopted prior to the Closing Date except as may be necessary for compliance purposes with the Code or ERISA and there is no arrangement, commitment or understanding to create any additional plan which would constitute a Benefit Plan or increase the rate of benefit accrual or contribution requirement under any of the Benefit Plans or modify, change or terminate any existing Benefit Plan.

                (d) Neither Shepard Poorman nor SPG is a member of a "controlled group" of organizations (as defined in Sections 414(b), (c), (m) or (o) of the Code) that includes any organization other than Shepard Poorman and SPG which sponsors or maintains any employee benefit plan within the meaning of Section 3(3) of ERISA which under Title IV of ERISA or any section of the Code or ERISA would subject Purchaser, Shepard Poorman or SPG or any of their respective employee benefit plans or the fiduciaries thereof or their respective assets to any taxes, encumbrances, penalties or other liabilities.

         2.12   CLAIMS.  Except as set forth in Schedule 2.12, there are no
                                                -------------
material Claims against or, to the knowledge of Shepard Poorman or the Primary Shareholders, threatened against Shepard Poorman or SPG or their respective properties, at law or in equity or before any court, governmental department, commission, board, agency, authority, instrumentality, domestic or foreign, or any Claims which have had or could be reasonably expected to have individually or in the aggregate a Material Adverse Effect on Shepard Poorman or SPG before, on or after the Closing Date. Neither Shepard Poorman nor SPG is subject to any material judgment, stipulation, order or decree arising from any action, suit, proceeding or investigation, or any such judgment, stipulation, order or decree which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Shepard Poorman or SPG. To the best of the Primary Shareholders' knowledge, no action, suit, proceeding or governmental investigation is pending or threatened against Shepard Poorman or SPG which seeks to question, delay or prevent the consummation of the transactions contemplated hereby.

         2.13   TAXES.

                (a) For purposes of this Agreement, "Taxes" in the plural and "Tax" in the singular shall refer to any and all taxes, charges, fees, levies, or other assessments of whatever kind or nature, including, but not limited to, any federal, state, local or foreign net income, gross income, gross receipts, unitary, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, but not limited to, taxes under section 59A of the Code), occupational, leasing, lease, fuel, customs, duties, capital stock, franchise, profits, withholding, Social Security, unemployment, disability, ad valorem, real property, personal property (tangible and intangible), sales, use, transfer, registration, value added, alternative or minimum, estimated, or any other kind of tax whatsoever, including the recapture of any tax items, and including any interest, addition, penalty or other associated charge thereto, whether disputed or not.

                (b) Shepard Poorman and SPG have filed or will file or cause to be filed, within the applicable period prescribed by law, (i) all federal, state, local, foreign or other material Tax Returns, as that term is defined below, required by such law to be filed by Shepard Poorman or SPG, respectively, for all taxable periods ending on or prior to the Closing Date or (ii) valid extensions of the time for filing such Tax Returns. For purposes of this Agreement, "Tax Returns" shall mean any returns, reports or statements with respect to Taxes which are required to be filed with any taxing authority.

                (c)    Except as set forth in Schedule 2.13(c), neither Shepard
                                              ----------------
Poorman nor SPG has obtained or will obtain prior to the Closing Date any extensions of time in which to file any Tax Returns which have not as of yet been filed for any taxable period ending on or prior to the Closing Date.

                (d) Shepard Poorman and SPG have paid or shall pay, within the time and in the manner prescribed by law, all Taxes shown as due on all such Tax Returns filed or to be filed prior to the Closing Date.

                (e)    Except as set forth in Schedule 2.13(e), no Claim or
                                              ----------------
assertion has been made against Shepard Poorman or SPG by any Tax authority in any jurisdiction in which no Tax Return has been filed by the Shepard Poorman or SPG that either Shepard Poorman or SPG is or may be subject to taxation of any sort in such jurisdiction or otherwise is required to file a Tax Return in such jurisdiction.

                (f) Except for Permitted Liens, there are no Tax liens or other security interests or encumbrances of any type resulting from Tax liabilities on any of the assets of either Shepard Poorman or SPG.

                (g) There is no dispute, Claim or any other controversy concerning any material Tax liability of either Shepard Poorman or SPG either
(i) raised or asserted by any Tax authority in writing; or (ii) whether or not formally asserted or claimed, as to which the Shareholders or the Chief Financial Officer or the Controller of Shepard Poorman with authority for Tax matters has any knowledge.

                (h)    Except as set forth in Schedule 2.13(h), none of the
                                              ----------------
income Tax Returns for any open tax year that include Shepard Poorman or SPG has been audited by any taxing authority. Each of Shepard Poorman and SPG has made available to Purchaser a complete copy of each federal income Tax Return, examination report, statement of deficiency, or any other administrative or judicial assertion, assessment or determination of federal income Tax liability with respect to Shepard Poorman or SPG.

                (i) Since February 28, 1993, each of Shepard Poorman and SPG has employed a permissable method of Tax accounting, validly elected for each taxable period ending on or prior to the Closing Date. Neither Shepard Poorman nor SPG have changed, or requested to be permitted to change, any material method of Tax accounting.

                (j) Neither Shepard Poorman nor SPG has waived any statute of limitations with respect to any Taxes or has agreed to any extension of time with respect to a Tax assessment or deficiency, except for such waivers or extensions which, by their terms, have elapsed as of the date of this Agreement, nor are any requests for such waivers or extensions pending.

                (k) Neither Shepard Poorman nor SPG (i) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, (ii) has made any payments, is obligated to make any payments, or is a party to any agreement that will render it (or the payor of compensation under the agreement) subject to the provision of section 280G of the Code regarding payments as a result of a change in control, (iii) has been a United States real property holding company within the meaning of section 897(c)(2) of the Code or (iv) is a party to any Tax allocation or Tax sharing agreement.

                (l) The unpaid Taxes of each of Shepard Poorman and SPG, including Taxes attributable to all periods ending on or prior to the Closing Date which are not yet due and payable, do not materially exceed the reserve on the Unaudited Interim Balance Sheet for tax liability.

         2.14   CONTRACTS.  Except as set forth in this Agreement or on Schedule
                                                                        --------
2.14 (the agreements listed thereon being referred to as the "Material
----
Contracts"), neither Shepard Poorman nor SPG are a party to, bound by or obligated under any:

                (a)    collective bargaining agreement;

                (b) mortgage, indenture, note or installment obligation or other instrument or contract for or relating to any borrowing of an amount in excess of $5,000 by Shepard Poorman or SPG (other than intercompany borrowings between Shepard Poorman and SPG);

                (c) guaranty by Shepard Poorman or SPG of any obligation in excess of $5,000 (excluding any endorsement made in the ordinary course of business for collection);

                (d) license agreement involving the payment or receipt by Shepard Poorman or SPG of $5,000 or more during any 12-month period during the term thereof;

                (e) lease of real or personal property under which Shepard Poorman or SPG are lessors or lessees involving annual rentals in excess of $5,000;

                (f) agreement for the purchase by Shepard Poorman or SPG of equipment involving outstanding commitments in excess of $5,000;

                (g) agreement purporting to limit the right of Shepard Poorman or SPG to compete in any line of business, with any person or other entity or in any geographic area;

                (h) agreement for the purchase or sale of raw materials, products or goods or the provision of services involving payments in excess of $5,000 at prices that vary from the prices therefor generally prevailing in customary, arms-length transactions or that may not be terminated by Shepard Poorman or SPG on not more than thirty (30) days' notice without penalty;

                (i) contract with any governmental or quasi-governmental authority involving payments in excess of $5,000;

                (j) bond, deposit, financial assurance requirement or insurance coverage in excess of $5,000 individually required to be submitted to customers of Shepard Poorman or SPG, as the case may be, under any sale, lease or service arrangement or to any governmental authority under any Permit or Legal Requirement;

                (k) agreement or instrument relating to the acquisition by Shepard Poorman or SPG of any entity or all or substantially all of the assets of any person or entity;

                (l) other agreement, contract or obligation of Shepard Poorman or SPG calling for or involving the payment, potential payment or accrued obligation by or to Shepard Poorman or SPG, as the case may be, from the date hereof through the earliest date such agreement, contract or obligation can be terminated unilaterally without material penalty by Shepard Poorman or SPG, as the case may be, of an amount in excess of $5,000;

                (m) agreement or commitment relating to the borrowing of money or the guaranty or indemnity (direct or indirect) in respect of or the granting of security for any obligation for the borrowing of money, by Shepard Poorman, SPG or any other person or entity, in excess of $5,000, including, without limitation, guarantees, accommodation collateral, letters of credit, mortgages, deeds of trust, indentures, loan agreements and credit agreements;

                (n) agreement or commitment relating to clean-up or remediation involving Hazardous Materials (as hereinafter defined);

                (o) agreement that creates an encumbrance or any restriction on the ability of Shepard Poorman or SPG to (i) pay dividends or make similar distributions; (ii) make loans or advances to any person or entity, or (iii) sell, lease or transfer any of their respective properties or assets, except (in each case) for such restrictions or encumbrances existing under or by reason of
(1) applicable Legal Requirements, (2) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, or
(3) any instrument governing the Outstanding Debt;

                (p) indemnification obligations in favor of any person or entity, and any escrow agreements related to any indemnification or obligation; or

                (q) confidentiality, secrecy, screening, development or settlement agreement pertaining to any Intellectual Property.

                (r) any printing contract or other contract with any customer of Shepard Poorman or SPG.

Except as specifically set forth on Schedule 2.14 with respect thereto, all of
                                    -------------
the Material Contracts are legal, valid, binding and in full force and effect, no default exists thereunder on the part of Shepard Poorman or SPG, and the consummation of the transactions contemplated by this Agreement will not cause any default or condition in respect of any such Material Contracts, the effect of which is to cause, permit, create or perfect the right in any party (a) to repudiate or disavow its obligations to Shepard Poorman or SPG thereunder, (b) to require or have the right to require Shepard Poorman or SPG to perform their respective obligations thereunder (including obligations to pay indebtedness) prior to such time on which, or on terms and conditions otherwise different from those that, are provided therein or (c) to recover from Shepard Poorman or SPG any damages or fines. No party (including Shepard Poorman and SPG) to any such Material Contract is in default thereunder. True, correct and complete copies of all the Material Contracts have been delivered to the Purchaser.

         2.15   ENVIRONMENTAL QUALITY.

                (a)    Except as set forth on Schedule 2.15(a), neither Shepard
                                              ----------------
Poorman nor SPG nor, to the knowledge of the Primary Shareholders, any previous owner, tenant, occupant, user or operator of any real property now or ever owned or leased by Shepard Poorman or SPG (the "Property") released or disposed of any "Hazardous Materials" (as defined below) on, under, in or about the site of the Property, except in compliance in all material respects with applicable Environmental Laws (as defined below). For the purposes of this Agreement, the term "Hazardous Materials" shall mean any substance, material or waste which is regulated by any local government authority, the State of Indiana, or other state where applicable, or the United States Government, including, without limitation, any material or substance which is (a) defined as a "hazardous waste," "hazardous material," "hazardous substances, " "extremely hazardous waste," "regulated substance" or "restricted hazardous waste" under any provision of the laws of Indiana, or any other applicable law, including, but not limited to, the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq. ("RCRA"), and the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq. ("CERCLA") and (b) petroleum, including crude oil and any fraction thereof and any refined petroleum products and derivatives thereof.

                (b) The Property complies in all respects with all applicable Environmental Laws. For purposes of this Agreement, the term "Environmental Laws" shall mean all federal, state and local laws, ordinances and regulations pertaining to air and water quality, soils and subsurface strata, natural resources, Hazardous Materials, waste generation, management, transportation and disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, RCRA, CERCLA, and the rules, regulations and ordinances of the city and county in which the Property is located, the Environmental Protection Agency and all other applicable federal, state, regional and local agencies. Without limiting the generality of the foregoing, neither Shepard Poorman nor SPG is liable or potentially liable for any response costs or natural resource damages under Sections 107(a) or 113(f) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to the Property and no circumstances exist, which with notice or lapse of time or both could result in such liability.

                (c) The conduct of the businesses of Shepard Poorman and SPG complies in all respects with all applicable Environmental Laws.

                (d) Neither Shepard Poorman nor SPG has sent any Hazardous Material to a site that, pursuant to any applicable Environmental Laws, (i) has been placed on the "National Priorities List" of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action, as defined in any applicable Environmental Laws, or to make payment for the costs of cleaning up the site.

                (e) Neither Shepard Poorman nor SPG (i) is involved in any suit or proceeding with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any applicable Environmental Laws, nor, have Shepard Poorman or SPG received any notice of any claims from any person or entity relating to property damage or to personal injuries from exposure to any Hazardous Material, nor, have Shepard Poorman or SPG received any notice or request for information from any governmental agency or authority or other third party with respect to any of the foregoing, or (ii) to the knowledge of the Primary Shareholders, has failed to timely file any report required to be filed, failed to acquire all necessary certificates, approvals and permits or failed to generate and maintain all required data, documentation and records under all applicable Environmental Laws.

                (f)    Except as set forth in Schedule 2.15(f), there are
                                              ----------------
currently no underground storage tanks in or under the Property, and no underground storage tank was removed from the Property during the period that Shareholders maintained an ownership in such property.

         2.6 INTELLECTUAL PROPERTY. Shepard Poorman or SPG either owns or has the right to use by license, sublicense, or other written agreement, all of the inventions, improvements, domestic and foreign patents and applications therefor, customer lists, copyrights, copyright- registrations and applications therefor, trademarks, trade names, service marks, trade dress, logos, rights in computer software, and all rights granted or retained in licenses under any of the foregoing which are used in connection with the conduct of Shepard Poorman's or SPG's business as presently conducted (collectively the "Intellectual Property"). None of the Intellectual Property used in connection with the conduct of Shepard Poorman's or SPG's business is, or has been in the past five years, involved in, or the subject of, any pending or threatened infringement, interference, opposition or similar action, suit or proceeding. The material license fees, royalties and other amounts payable by Shepard Poorman and SPG in connection with the use of the Intellectual Property, together with the terms and conditions on which, and periods for which such amounts are payable, are set forth in Schedule 2.16.
                                      -------------

         2.17   PREPAID EXPENSES.   All prepaid expenses shown on the balance
sheet of the most recent Financial Statements or subsequently paid by Shepard Poorman and SPG and shown on Shareholders' Closing Statement have been incurred solely in connection with the businesses and assets of Shepard Poorman and SPG or this Agreement.

         2.18   AFFILIATE TRANSACTIONS.  Set forth on Schedule 2.18 is a list of
                                                      -------------
all transactions (including, without limitation, employment contracts, loans and advances, accounts and notes payable or receivable and service agreements) between Shepard Poorman or SPG and any current officer, director, shareholder or affiliate of Shepard Poorman or of SPG (a) which are effective as of the date hereof and at Closing or (b) constitutes a present or future liability or obligation of Shepard Poorman or SPG to any officer, director, shareholder or affiliate of Shepard Poorman or of SPG.

         2.18   LABOR MATTERS.   Except as set forth on Schedule 2.19, (a)
                                                        -------------
neither Shepard Poorman nor SPG has entered into or is a party to any collective bargaining agreement, memorandum of understanding or other written document binding on Shepard Poorman or SPG respecting terms and conditions of employment with respect to an identified group of employees with any labor union that would cover any of their respective employees and (b) the employees of Shepard Poorman and SPG are not subject to any collective bargaining agreement, memorandum of understanding or other written document binding on Shepard Poorman or SPG respecting terms and conditions of employment with respect to an identified group of employees nor are any such employees, in their capacities as employees, represented by any labor union. As to the collective bargaining agreements disclosed on Schedule 2.19, neither Shepard Poorman nor SPG is in default
             -------------
thereunder. There are no Claims, controversies, labor disturbances, investigations, proceedings or complaints pending, threatened, by any governmental agency or any of Shepard Poorman's or SPG's employees or any party or parties representing any of such employees against Shepard Poorman or SPG before any court, arbitrator or other tribunal. To the best of the Primary Shareholders' knowledge, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to the employees of Shepard Poorman or SPG, nor has there been in the last five (5)
years.   Neither Shepard Poorman nor SPG has experienced a work stoppage, strike, lock-out or other labor disturbance within the past five (5) years, and there is no work stoppage, strike, lock-out or other labor disturbance presently occurring, or, to the Primary Shareholders' best knowledge, threatened. To the best of the Primary Shareholders' knowledge, Shepard Poorman and SPG have complied with all Legal Requirements relating to their respective employees, the employment of labor, and the safety and health of employees, including, without limitation, all Legal Requirements relating to occupational health and safety, discrimination, unemployment, wages, hours, the Family and Medical Leave Act, collective bargaining, and the collection and payment of withholding taxes and similar taxes in respect of the businesses of Shepard Poorman and SPG. Except as set forth in Schedule 2.19, there are no unfair labor practice charges or
                -------------
complaints pending against Shepard Poorman or SPG involving employees now or previously employed by Shepard Poorman or SPG.

         2.20   CUSTOMERS AND VENDORS.  Schedule 2.20 hereto is a correct and
                                        -------------
current list of the 20 largest customers and the 10 largest vendors of Shepard Poorman and SPG, respectively, during the 7-month period ended September 30, 1996, taken together, with the amount of sales made to each such customer or by each such vendor, as the case may be, during such period as reasonably ascertained from readily available information, such amounts being estimated in good faith as being within ten percent (10%) of the actual sales made to or by such customer or vendor, as the case may be. Except as set forth on Schedule
                                                                    --------
2.20, the Primary Shareholders do not have any information indicating that any
----
of these customers or vendors intends to cease doing business with Shepard Poorman or SPG or materially alter the amount of the business that it is presently doing with Shepard Poorman or SPG.

         2.21 OTHER DISCLOSURES. In addition to the other disclosures required hereby, the following documents and information pertaining to Shepard Poorman and SPG have been made available to the Purchaser:

                (a) true, correct and complete copies of each policy of insurance maintained by Shepard Poorman or SPG, together with information on premiums, coverage, insurers, expiration dates and deductibles; and

                (b) the location and name of each bank or other financial institution in which Shepard Poorman or SPG have an account or line of credit, and the identity of each such account or line of credit, and each bank in which Shepard Poorman or SPG have a safe deposit box, together with the names of all persons authorized to draw upon or have access thereto.

         2.22 PARACHUTE PAYMENTS. Any bonuses or other compensation or amounts paid or payable by Shepard Poorman or SPG, including amounts payable as a result of the transaction contemplated by the Agreement, has not resulted in and will not result in payments to "Disqualified Individuals" (as defined in Section 280G(c) of the Code) of Shepard Poorman or SPG which, individually or in the aggregate, will constitute "excess parachute payments" (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under
Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.

         2.23 ACQUISITION OF CAPITAL STOCK. The Preferred Stock, the Redeemed Stock and the SPG Common Stock not owned at all times by Shepard Poorman that is redeemed, reacquired or acquired by Shepard Poorman have been, or will be, redeemed, reacquired or acquired from the former owners thereof in such a manner as to not give rise to any Claims from such former owners including Claims under federal or state securities laws.

         2.24 ACCURACY. The representations and warranties made by Shepard Poorman and the Primary Shareholders to Purchaser set forth in this Agreement, the Schedules to this Agreement, and the written agreements, instruments and documents delivered and to be delivered pursuant to or in connection with this Agreement and to which the Purchaser has been afforded access, do not include an untrue statement of material fact or omit to state any material fact necessary to make them, when taken together and in light of the circumstances in which they were or are made, not misleading in any material respect.

         2.25 BROKERS AND FINDERS. Except for amounts due by the Shareholders to Corporate Development Associates, Inc., which amount will be paid at Closing by the Shareholders from the Closing Consideration, no person or entity is entitled to any brokerage commission, finder's fee or like payment in connection with the transactions contemplated in this Agreement.

         2.26 PRIMARY SHAREHOLDER KNOWLEDGE. No Primary Shareholder and no officer or director of Shepard Poorman and SPG has actual knowledge, as of the date hereof, of any state of facts which will have a Material Adverse Effect on Shepard Poorman or SPG or give rise to a Purchaser Indemnified Obligation (as defined below), except for such matters as have been disclosed by Shareholders to Purchaser or its representatives and are contained in the Disclosure Schedule.

         2.27   DAY DREAM, INC.   Since February 28, 1996, there has been no
decrease in sales, margins or profits of Shepard Poorman's or SPG's business with Day Dream, Inc. Neither Shepard Poorman nor any Primary Shareholder has any information indicating that Day Dream, Inc. intends to cease to do business with Shepard Poorman or SPG or materially affect the amount of business that Day Dream, Inc. is presently doing with either or both of them. The receivable from Day Dream appearing on the Financial Statements (the "Day Dream Note") is, to Primary Shareholder's knowledge, a valid obligation of Day Dream, and represents no more than the ordinary risk of collectibility to Shepard Poorman.

                                   ARTICLE 3

                         ADDITIONAL REPRESENTATIONS AND
                     WARRANTIES OF THE PRIMARY SHAREHOLDERS

         Each Primary Shareholder represents and warrants to Purchaser as follows:

         3.1 OWNERSHIP OF PURCHASE SHARES. Such Primary Shareholder is now, and (except as may be mutually agreed between such Primary Shareholder and Purchaser) immediately prior to the Redemption such Primary Shareholder will be, the owner of the number of shares of Shepard Poorman Common Stock, set forth opposite the name of such Primary Shareholders on Schedule 3.1. Each of the
                                                  ------------
Purchase Shares to be sold by such Primary Shareholder to Purchaser is now, and (except as may be mutually agreed in writing between such Primary Shareholder and Purchaser) immediately prior to the Closing, will be owned by such Primary Shareholder free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option or right to purchase of any kind.

         3.2 TITLE TO PURCHASE SHARES. Upon delivery of the Purchase Shares being sold by such Primary Shareholder to Purchaser hereunder and payment and delivery to such Primary Shareholder of the consideration specified herein, Purchaser will acquire valid title thereto, free and clear of any lien, pledge, charge, adverse claim, security interest, encumbrance (including any imposed by law in any jurisdiction), title retention agreement, option or right to purchase of any kind, other than (a) any restrictions imposed by applicable securities laws, (b) any liens, pledges, charges, adverse claims, security interests, encumbrances, title retention agreements, options, equities or rights to purchase created by or through Purchaser or any of Purchaser's affiliates.

         3.3 AUTHORIZATION. The execution and delivery of this Agreement and all documents and instruments executed or to be executed by such Primary Shareholder pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by any necessary action on the part of such Primary Shareholder and such Primary Shareholder has full right, power and legal capacity to execute and deliver this Agreement and perform such Primary Shareholder's obligations hereunder. This Agreement and all other documents and instruments executed or to be executed by such Primary Shareholder pursuant to this Agreement have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by such Primary Shareholder.

         3.4 ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of such Primary Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Primary Shareholders and Shepard Poorman as follows:

         4.1 ORGANIZATION AND STANDING OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to perform its obligations hereunder.

         4.2 AUTHORIZATION. The execution and delivery of this Agreement, and all other agreements, documents and instruments executed or to be executed by Purchaser pursuant to this Agreement (the "Purchaser Related Agreements"), and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and other action on the part of Purchaser. This Agreement, and the Purchaser Related Agreements have been, or will have been, at the time of their respective executions and deliveries, duly executed and delivered by a duly authorized officer of Purchaser.

         4.3    ENFORCEABILITY.   This Agreement constitutes, and each of the
Purchaser Related Agreements when duly executed and delivered will constitute, the valid and legally binding obligations of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws relating to or affecting the rights of creditors generally.

         4.4 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. The execution and delivery of this Agreement, and the Purchaser Related Agreements, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation or default under any provision of the Certificate of Incorporation or Bylaws of Purchaser, or of any material mortgage, indenture, trust, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any of its properties, the result of which (either individually or in the aggregate) will prevent or materially delay the consummation of the transactions contemplated hereby.

         4.5 GOVERNMENTAL AUTHORIZATIONS, CONSENTS. No consents, licenses, approvals or authorizations of, and registrations or declarations with, any governmental authority, bureau, agency or commission, or any third party, are required to be obtained or made by Purchaser in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the Purchaser Related Agreements or Purchaser's purchase of the Purchase Shares pursuant hereto, other than a filing with the Federal Trade Commission and the Department of Justice under the HSR Act.

         4.6 LITIGATION. To the best of Purchaser's knowledge, no action, suit, proceeding or governmental investigation is pending or threatened, at law or in equity, which seeks to question, delay or prevent the consummation of all or any portion of the transactions contemplated hereby.

         4.7 SECURITIES ACT OF 1933. Purchaser is an "accredited investor" as defined under Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and is acquiring the Purchase Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser acknowledges that the Purchase Shares are not registered under the Securities Act and that such Purchase Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations, as applicable. Purchaser is also aware that the certificate or certificates evidencing the Purchase Shares will bear a legend or legends referring to the restrictions on the transferability thereof and any other legends required by applicable law.

         4.8 EMPLOYEE RELATIONS. Purchaser has no present intention to layoff any significant number of the employees of Shepard Poorman or SPG or to close any facility of Shepard Poorman or SPG.

         4.9    BROKERS AND FINDERS.   No person or entity is entitled to any
brokerage commission, finder's fee or like payment from Purchaser in connection with the transactions contemplated in this Agreement.

         4.10 PURCHASER'S KNOWLEDGE. No officer or director of Purchaser has actual knowledge, as of the date hereof, of any state of facts which, in the judgment of Purchaser, will give rise to a Shareholder Indemnified Obligation (as defined below), except for such matters as have been disclosed to Purchaser by Shareholders, Shepard Poorman or their representatives and are contained in the Disclosure Schedules.

                                   ARTICLE 5

                          COVENANTS OF SHEPARD POORMAN
                          AND THE PRIMARY SHAREHOLDERS

         5.1 DIRECTORS; SHAREHOLDER MEETING. Shepard Poorman and the Primary Shareholders shall take all actions necessary in accordance with applicable law and the articles of incorporation and bylaws of Shepard Poorman to present this matter to the Board of Directors of Shepard Poorman, and upon approval of the Board of Directors to convene a meeting of Shareholders to vote upon this Agreement and the Exchange. At such meeting of the Board of Directors, the Primary Shareholders who are Directors of Shepard Poorman shall vote in favor of approval of this Agreement, the Redemption and the Exchange and shall recommend such approval to the Board of Directors, and at such meeting of the Shareholders the Primary Shareholders shall vote in favor of the approval of this Agreement, the Redemption Agreement and the Exchange and will recommend that other Shareholders do the same, and subject to applicable laws, Shepard Poorman and the Primary Shareholders shall solicit from the Shareholders proxies in favor of such adoption and approval and shall take all other action necessary or helpful to secure a vote of the Shareholders in favor of this Agreement and the Exchange.

         5.2 CONDUCT OF BUSINESS. Shepard Poorman and the Primary Shareholders agree that, between the date of this Agreement and the Closing Date, except as contemplated by this Agreement as set forth on Schedule 5.2,
                                                               ------------
neither Shepard Poorman nor SPG without Purchaser's written consent or except as requested by Purchaser will:

                (a)    amend its articles of incorporation or bylaws;

                (b) make any change in its practices, operations or policies with respect to the selling goods or services, collecting accounts receivable and/or paying accounts payable;

                (c) conduct its business in a manner that departs from the manner in which such business was being conducted prior to the date of this Agreement;

                (d) increase the rate or change the form of compensation payable to any director, officer or employee of Shepard Poorman or SPG or increase any employee benefits, except in the ordinary course of business in accordance with past practice in an amount not to exceed 3% in any one case;

                (e) purchase or dispose of any properties or other assets, except in the ordinary course of business;

                (f) declare, set aside, pay or make any dividend or other distribution in respect of any of Shepard Poorman's or SPG's outstanding shares of capital stock;

                (g) issue or sell any shares of Shepard Poorman's or SPG's capital stock (whether or not from the treasury) or any other securities; grant any options, convertibility rights, rights to subscribe for shares of capital stock or securities convertible into or exchangeable for shares of capital stock, warrants, calls or other agreements relating to Shepard Poorman's or SPG's capital stock; split up, combine, reclassify, redeem, repurchase or otherwise reacquire any of Shepard Poorman's or SPG's capital stock, except as contemplated herein, or otherwise change its capitalization;

                (h) except as required specifically by this Agreement or generally by regulation or generally accepted accounting principles, maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods, make any change in any of its books, accounting methods or practices, or reclassify any assets or liabilities;

                (i) cancel, terminate, renew or amend any Material Contract or enter into any contract agreement, lease, license or commitment which would be a Material Contract if such had existed on the date hereof;

                (j) merge or consolidate with or into any other person or entity or sell or dispose of all or substantially all of Shepard Poorman's or SPG's assets to any person or entity, or initiate or participate in negotiations with any person or entity with respect to any of the foregoing;

                (k) invest in certificates of deposit in any one bank if such investment in the aggregate exceed $100,000 at any time;

                (l) incur any direct or contingent liability for borrowed money or guarantee the monetary obligations of any other person or entity, other than indebtedness to be included in the Debt, or make any monetary investment in, advance to or loan to any person or entity other than in the ordinary course of business;

                (m) fail to make maintenance expenditures in the amounts and at the times required to operate its business in the ordinary course consistent with past practice;

                (n) implement or adopt any change in their tax methods, principles or elections;

                (o) enter into any transaction outside the ordinary course of business; or

                (p)    agree or commit to do any of the foregoing.

         5.3 ACCESS. The Primary Shareholders and Shepard Poorman agree that, between the date of this Agreement and the Closing Date, Shepard Poorman and SPG shall, after receiving reasonable advance notice from Purchaser, give Purchaser and its Associates (as defined in Section 6.1) reasonable access (during normal business hours) to the books, records, contracts and officers of Shepard Poorman and SPG for the purpose of enabling such parties to further investigate and inspect the business, operations and financial and legal affairs of Shepard Poorman and SPG.

         5.4 NO SALE OR TRANSFER OF PURCHASE SHARES. Each Primary Shareholder agrees that, between the date of this Agreement and the Closing Date, such Primary Shareholder shall not, without Purchaser's prior written consent, directly or indirectly, sell or otherwise transfer, or agree or commit to transfer, any of the Purchase Shares or any interest in or right relating to any of such Primary Shareholder's Purchase Shares.

         5.5    NO SOLICITATION OR NEGOTIATION.   Shepard Poorman, and the
Primary Shareholders agree that between the date of this Agreement and the Closing Date they will not, nor will they permit SPG or any officer, director or agent of any Shareholder, Shepard Poorman or SPG nor any of the affiliates of Shepard Poorman, SPG, any Shareholder or any of their respective officers or directors to (i) solicit any proposal or offer from any person or entity (other than Purchaser) relating to the sale of Shepard Poorman or SPG or any material portion of its assets, (ii) provide any non-public information to any person or entity (other than Purchaser) for use in preparing any proposal or offer relating to the sale of Shepard Poorman or SPG or any material portion of its assets, or (iii) respond to or enter into any negotiations regarding any proposal or offer from any person or entity (other than Purchaser).

         5.6 FILINGS AND CONSENTS. Shepard Poorman and the Primary Shareholders shall use commercially reasonable efforts to do, and to cause SPG to do, each of the following:

                (a) as soon as possible after the date of this Agreement, file with the appropriate governmental authority the notification form required to be filed by Shepard Poorman under the HSR Act with respect to this Agreement and the transactions contemplated hereby, together with a request for early termination of the applicable waiting period;

                (b) after consultation with Purchaser, make any additional filing required to be made by Shepard Poorman under the HSR Act and promptly furnish to the appropriate governmental authority such additional information as may be requested under the HSR Act;

                (c) make or give each other filing or notice required to be made or given pursuant to any applicable Legal Requirement, Material Contract or Permit by Shepard Poorman, SPG or any of the Shareholders in connection with the execution and delivery of any of this Agreement or in connection with the consummation or performance of any of the transactions contemplated hereby; and

                (d) obtain an agreement from each Creditor to terminate its lien or liens and all lien filings upon payment of the amounts specified in such Creditor's respective Payoff Letter and each consent required to be obtained pursuant to any applicable Legal Requirement, Permit or Material Contract by Shepard Poorman, SPG or any Shareholder in connection with the execution and delivery of any of this Agreement or in connection with the consummation or performance of the transactions contemplated hereby. Shareholders shall pay all costs of obtaining such releases and consents.

         5.7 ASSISTANCE REGARDING FINANCIAL STATEMENTS. Shepard Poorman and the Primary Shareholders agree to, and to cause SPG to, render reasonable assistance to Purchaser in order to permit Purchaser at its expense to prepare such financial statements and consents, schedules, certificates and opinions as may be required for inclusion by Purchaser or its ultimate parent corporation in filings to be made under the HSR Act.

         5.8 SIGNING OF AGENCY AGREEMENT. Shepard Poorman and the Primary Shareholders agree to use their best efforts to cause all Shareholders to execute and deliver counterparts of the Agency Agreement.

         5.9 RESALE OF SPG. Shepard Poorman and the Primary Shareholders agree to, and to cause SPG to, permit and use their best efforts to assist Purchaser to sell SPG to its management or another interested party at an amount approximately equal to that amount that Purchaser paid for SPG, which amount shall include any payments of debt made by Purchaser on behalf of SPG at Closing.

         5.10 DAY DREAM LITIGATION. Shepard Poorman agrees to set aside a reserve in the Financial Statements in the amount of $390,000 against possible losses in connection with the pending litigation between Shepard Poorman and Day Dream, Inc. (the "Day Dream Litigation"). Shepard Poorman and the Primary Shareholders agree that such amount shall not constitute a limit on the amount of liability that may result from the Day Dream Litigation, and no provision of this Agreement shall be construed to prevent Purchaser from having indemnification pursuant to Article 11 for such liability beyond such amount reserved for on the Financial Statements.

         5.11 DAY DREAM NOTE. The collectibility of the Day Dream Note shall be further secured by the personal guarantee of Robert W. Poorman, Jr., in the amount of $750,000, which shall be evidenced by a Guaranty Agreement mutually acceptable to the Purchaser and Robert W. Poorman Jr., and which shall include such standard provisions and negative covenants concerning fraudulent transfers as is customary (the "Guaranty Agreement").

                                   ARTICLE 6

                            COVENANTS OF PURCHASER

         Purchaser agrees with the Primary Shareholders and Shepard Poorman that:

         6.1 CONFIDENTIALITY. Purchaser shall hold in strict confidence, and cause its stockholders, affiliates, directors, officers, employees, agents, attorneys, accountants, financing sources and representatives and those of its affiliates ("Associates") to hold in strict confidence, all documents and information obtained with respect to Shepard Poorman, SPG and Shareholders ("Confidential Information"). Purchaser shall not permit any Confidential Information to be improperly utilized or to be disclosed or conveyed to any other person or entity other than its Associates in furtherance of this Agreement. Without limiting the generality of the foregoing, and except as required by law or as permitted by Section 7.3, (i) Purchaser shall not disclose to any person or entity, and shall not permit any of its Associates to disclose to any person or entity, the existence of this Agreement or any of the terms or provisions hereof and (ii) Purchaser shall not contact any customers or employees of Shepard Poorman or SPG, and Purchaser shall not permit any of its Associates to contact any customers or employees of Shepard Poorman or SPG, without the prior consent of an officer of Shepard Poorman. This Section 6.1 shall terminate if and when the Closing occurs in accordance with Article 1 of this Agreement.

         6.2 OFFICER AND DIRECTOR INDEMNIFICATION. Purchaser agrees to do, or to cause Shepard Poorman to do, the following:

                (a) Maintain and not amend or modify, except as required by law, the provisions with respect to indemnification set forth in the respective articles of incorporation and bylaws of Shepard Poorman and SPG on date of this Agreement, for a period of two (2) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Closing Date were directors, officers, employees or agents of Shepard Poorman or SPG.

                (b) The provisions of this Section 6.2 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each officer, director, employee and agent of Shepard Poorman and SPG described in this Section 6.2 and his or her heirs, representatives and assigns.

                (c) Nothing in this Section 6.2 shall prevent the merger of Shepard Poorman or SPG with or into another entity, the merger of Shepard Poorman into SPG or the consolidation of Shepard Poorman or SPG with another entity, so long as the surviving or resulting entity is bound by the covenants in this Section 6.2.

                (d) Effective upon the Closing, each Primary Shareholder releases Shepard Poorman and SPG and their present and former officers, directors, employees and agents from each and every Claim it may have in its capacity as a security holder and/or employee of Shepard Poorman or SPG.

         6.3 FILINGS AND CONSENTS. Purchaser shall use commercially reasonable efforts to do each of the following:

                (a) as soon as possible after the date of this Agreement, file or cause its ultimate parent entity to file with the appropriate governmental authority the notification form required to be filed by Purchaser or such ultimate parent entity under the HSR Act with respect to this Agreement and the transactions contemplated hereby, together with a request for early termination of the applicable waiting period;

                (b) after consultation with the Primary Shareholders, make or cause its ultimate parent entity to make any additional filing required to be made by Purchaser or such ultimate parent entity under the HSR Act and promptly furnishes to the appropriate governmental authority such additional information as may be requested under the HSR Act;

                (c) make or give each other filing or notice required to be made or given pursuant to any applicable Legal Requirement by Purchaser in connection with the execution and delivery of any of this Agreement or in connection with the consummation or performance of any of the transactions contemplated hereby; and

                (d) obtain each consent required to be obtained by Purchaser pursuant to any applicable Legal Requirement or material contract to which Purchaser is a party or by which it is bound in connection with the execution and delivery of any of this Agreement or in connection with the consummation or performance of the transactions contemplated hereby.

         6.4    DAY DREAM LITIGATION.   In the event that the Day Dream
Litigation is resolved (either by final judgment or binding settlement between the parties thereto) for an amount, including fees and expenses and net of any recovery by Purchaser from third parties (including insurance proceeds), less than the $390,000 reserved for on the Financial Statements in connection therewith, then Purchaser promptly shall pay the amount of such difference up to $390,000 to the Primary Shareholders, pro rata, in readily available funds.

                                   ARTICLE 7

                            COVENANTS OF ALL PARTIES

         The parties hereto agree that:

         7.1 COMMERCIALLY REASONABLE EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated by this Agreement. The Primary Shareholders, Shepard Poorman and Purchaser each agree to (and Shepard Poorman and the Primary Shareholders agree to cause SPG to) execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         7.2    CERTAIN FILINGS, ETC.   Shepard Poorman, the Primary
Shareholders and Purchaser shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, in furnishing such information as may be required in connection therewith, including without limitation filings under the HSR Act, and in seeking timely to obtain any such actions, consents, approvals or waivers.

         7.3 PUBLIC ANNOUNCEMENTS. The parties agree not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby prior to the Closing without the prior consent of Purchaser and Shepard Poorman (which consent shall not be unreasonably withheld or delayed), except to the extent that any party hereto is required by law to make any such disclosure and such party notifies the other parties hereto a reasonable time before making such disclosure of the nature and content of the intended disclosure, and consults with such other parties regarding the nature and content of such disclosure.

                                   ARTICLE 8

                 CONDITIONS TO OBLIGATION OF PURCHASER TO CLOSE

         The obligation of Purchaser to purchase the Purchase Shares, pay the Purchase Price and discharge the Debt, and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction of, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Shepard Poorman and the Primary Shareholders set forth in Articles 2 and 3 being true as of the date of this Agreement and being accurate as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that (a) any of such representations and warranties refers specifically to a date other than the Closing Date, (b) the accuracy of any of such representations and warranties is affected by any of the transactions contemplated by this Agreement, and (c) as to the representations and warranties in Article 2, a representation and warranty is modified in an updated Disclosure Schedule as of the Closing Date (which updated Disclosure Schedule shall be accurate as of the Closing Date) delivered to Purchaser at least two business days prior to the Closing Date.

         8.2 PERFORMANCE. The Primary Shareholders, Shepard Poorman and SPG having performed, in all material respects, all obligations required by this Agreement and the Redemption Agreement to be performed by the Primary Shareholders, Shepard Poorman and SPG on or before the Closing Date including without limitation the covenants set forth in Article 5.

         8.3 CERTIFICATE. Purchaser having received from the Primary Shareholders and officers of Shepard Poorman and SPG a certificate dated the Closing Date confirming that the conditions in Sections 8.1, and 8.2 have been met.

         8.4 PAYOFF LETTERS. Purchaser having received the Payoff Letters, executed by the Chairman and CEO of Shepard Poorman and the Chairman and CEO of SPG and an authorized representative of each Creditor, setting forth the estimated amounts as of the Closing Date of the principal, interest, prepayment fees and penalties that will be due and payable by Shepard Poorman and SPG to each of the Creditors holding Debt.

         8.5    DEBT.   The amount of Debt due to Creditors exclusive of
intercompany debt, including the current portion thereof, not being in excess of $18,170,000 for Shepard Poorman and $1,645,000 for SPG (except in the event and to the extent that such excess is attributable solely to accounts receivable due from MacMillan Publishing, Inc. greater than that ordinarily experienced by Shepard Poorman as evidenced by its current aging reports).

         8.6 NO INJUNCTION. There not being in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over Purchaser that prohibits the purchase of the Purchase Shares by Purchaser.

         8.7 NO MATERIAL ADVERSE EFFECT. There having been no Material Adverse Effect on Shepard Poorman or SPG since February 28, 1996.

         8.8 HSR ACT. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the transactions contemplated hereby having expired or been terminated.

         8.9 CONSENTS. All required consents, licenses, approvals, estoppel certificates, releases of Encumbrances, acknowledgments of payment in full and authorizations including those specified on Schedule 8.9 having been obtained
                                             ------------
and delivered to Purchaser.

         8.10 REDEMPTION OF PREFERRED STOCK AND REDEEMED SHARES. Shepard Poorman having redeemed and reacquired all of its outstanding Preferred Stock and the Redeemed Shares and there being no further obligations or liabilities of Purchaser, Shepard Poorman, SPG or the Primary Shareholders due the former holders thereof.

         8.11 SPG SHARES. All shares of capital stock of SPG not owned by Shepard Poorman on the date hereof having been acquired by Shepard Poorman and there being no further obligations or liabilities of Purchaser, Shepard Poorman, SPG or the Primary Shareholders due the current or former holders thereof; provided that, such condition will be waived by Purchaser upon Shepard Poorman entering into an agreement to sell SPG acceptable to the Purchaser, in which event the Closing Consideration shall be reduced by $239,316.

         8.12 REAL ESTATE OPTION. Purchaser and the owner(s) of the parcels of real property located in Indianapolis, Indiana at 7301 North Woodland Drive and 5455 West 84th Street having entered into an option agreement pursuant to which Purchaser shall have the option to purchase either of such parcels (including the buildings and fixtures located thereon) at any time during the current least terms or any renewals thereof on the terms and conditions set forth in Exhibit C.

         8.13 LEGAL OPINIONS. Purchaser having received from counsel to Shepard Poorman an opinion in a form reasonably satisfactory to Purchaser.

         8.14   RESIGNATIONS.  Except as otherwise contemplated by Schedule 8.14
                                                                   -------------
or provided by the express written consent of Purchaser, Shepard Poorman and SPG having received the written resignation, effective as of the Closing Date, of each director and officer of Shepard Poorman and SPG.

         8.15 CERTIFICATE OF SECRETARY. Shepard Poorman and SPG having delivered certificates, signed by the secretary of Shepard Poorman and SPG, respectively, certifying (i) current copies, as amended, of the articles of incorporation and bylaws of Shepard Poorman and SPG, and the resolutions of the board of directors of Shepard Poorman and SPG authorizing this Agreement and the transactions contemplated hereby.

         8.16 CORPORATE APPROVAL. The Board of Directors of Shepard Poorman having approved this Agreement, the Redemption and the Exchange within ten days of execution of this Agreement, and this Agreement and the Exchange having been approved by the holders of not less than a majority of the shares of Shepard Poorman Common Stock outstanding.

         8.17 ESCROW AGREEMENT. Shareholders, Shepard Poorman, Purchaser and the Escrow Agent (as defined in the Escrow Agreement) having executed and delivered the Escrow Agreement.

         8.18 EMPLOYMENT AGREEMENTS. Purchaser and the Primary Shareholders of Shepard Poorman having executed mutually agreeable employment agreements (the "Employment Agreements") including, among other reasonable and customary terms, an employment term of two years (with an option to extend by one year upon satisfaction of certain conditions) and a covenant not to complete of one year.

         8.19 COMPLETION OF DUE DILIGENCE. Purchaser having completed customary due diligence review, including but not limited to review of Shepard Poorman's and SPG's financial and operating records, assets and liabilities, leases, permits, licenses, environmental reporting and status, contracts and agreements, customer and supplier relationships, and continuity of key employees after Closing and the results of such review shall be satisfactory to Purchaser in its sole discretion.

         8.20   CONTRACT WITH DAY DREAM, INC.   Shepard Poorman's contract with
Day Dream, Inc. having been amended to eliminate an obligation by Shepard Poorman to pay rebates on amounts paid by Day Dream, Inc., to discount in any way the amounts billed to Day Dream, Inc. or to otherwise give Day Dream, Inc. any preferential treatment.

         8.21 REPAYMENT OF SHAREHOLDER DEBT. Each Shareholder having paid or otherwise satisfied the amount of any debt, account payable or other liability owed by such Shareholder to Shepard Poorman or SPG.

         8.22 LEASE WITH U.S. BANCORP. Shepard Poorman's equipment lease with U.S. Bancorp, in the form of a Schedule to Master Lease Agreement No. 10699.002 dated December 13, 1995, to the extent pertaining to the Heidelberg 6-color offset press, Serial No. 537635, shall be terminated or otherwise amended to the satisfaction of Purchaser.

         8.23 GUARANTY AGREEMENT. Robert W. Poorman, Jr. having executed and delivered to the Purchaser the Guaranty Agreement in a form mutually acceptable to the Purchaser and Shepard Poorman as provided in Section 5.11.

         8.24 NO DISCOVERY. Purchasers not being informed of or otherwise discovered any matter or matters which would constitute a Purchaser Indemnified Obligation or which would represent a Material Adverse Effect on Shepard Poorman and/or SPG.

         8.25 DOCUMENTATION. All agreements, documents and instruments incidental to the performance of the transactions contemplated by this Agreement being in a form and substance reasonably satisfactory to Purchaser and its legal counsel and Purchaser having received copies of all documents that it may have reasonably requested in connection with such transactions.

         8.26 ARTICLES OF EXCHANGE. The Articles of Exchange having been duly executed and delivered by Shepard Poorman in a form mutually acceptable to the parties and filed with the Indiana Secretary of State.

         8.27 ACCRUAL. Shepard Poorman having accrued an additional $700,000 on its books on account of the amount of Taxes of Shepard Poorman or SPG arising out of or relating to the Redemption or otherwise to the discharge of the debt owed to Shepard Poorman by the Shareholders.

                                   ARTICLE 9

             CONDITIONS TO OBLIGATION OF SHEPARD POORMAN TO CLOSE

         The obligation of Shepard Poorman to effect the Exchange and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived on behalf of Shepard Poorman by the Primary Shareholders in whole or in part):

         9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in Article 4 being accurate in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing Date.

         9.2 REPAYMENT OF DEBT. Purchaser having discharged the Debt of Shepard Poorman and SPG due to the Creditors, either by paying it or assuming it, and having obtained releases of the Shareholders from any guaranties of any such Debt assumed.

         9.3   PERFORMANCE.   Purchaser having performed, in all material
respects, all obligations required by this Agreement to be performed by Purchaser on or before the Closing Date.

         9.4   CERTIFICATE.   Shepard Poorman having received from a duly
authorized officer of Purchaser a certificate dated the Closing Date confirming, to the best of such person's knowledge, that the conditions in Sections 9.1 and
9.2 have been met.

         9.5 CORPORATE APPROVAL. Shepard Poorman having timely received the approval of this Agreement and the Exchange by its Board of Directors and by the holders of not less than a majority of the shares of Shepard Poorman Common Stock outstanding. No Shareholder holding an aggregate of greater than five percent (5%) of the Purchase Shares having exercised or being entitled to exercise Dissenter's Rights.

         9.6 NO INJUNCTION. There not being in effect, at the Closing, any injunction or other binding order of any court or other tribunal having jurisdiction over any Shareholder, Shepard Poorman or SPG that prohibits the sale of the Purchase Shares to Purchaser.

         9.7 HSR ACT. All applicable waiting periods under the HSR Act relating to the transactions contemplated hereby having expired or been terminated.

         9.8 LEGAL OPINION. Shepard Poorman and the Primary Shareholders having received from counsel to Purchaser an opinion in a form reasonably satisfactory to Shepard Poorman.

         9.9 EMPLOYMENT AGREEMENTS. The Employment Agreements having been entered into by Purchaser and the Primary Shareholders.

         9.10 ESCROW AGREEMENT. Purchaser and the Escrow Agent having executed and delivered the Escrow Agreement.

         9.11 NO DISCOVERY. Shepard Poorman not being informed of or otherwise discovered any matter or matters which would constitute Shareholder Indemnified Obligations which would represent a Material Adverse Effect on Shepard Poorman.

         9.12 DOCUMENTATION. All agreements, documents and instruments incidental to the performance of the transactions contemplated by this Agreement, being in a form and substance reasonably satisfactory to Shepard Poorman, the Primary Shareholders and their legal counsel and Shepard Poorman and the Primary Shareholders having received copies of all documents that they may have reasonably requested in connection with such transaction.

         9.13 ARTICLES OF EXCHANGE. The Articles of Exchange having been duly executed and delivered by Purchaser in a form mutually acceptable to the parties and filed with the Indiana Secretary of State.

                                   ARTICLE 10

                            TERMINATION OF AGREEMENT

     10.1 RIGHT TO TERMINATE AGREEMENT. This Agreement may be terminated prior to the Closing:

             (a) by the mutual agreement of Shepard Poorman and Purchaser;

             (b) by Purchaser at any time after December 6, 1996, if any condition set forth in Article 8 shall not have been satisfied or waived and Purchaser is not in material breach of this Agreement; or

             (c) by Shepard Poorman at any time after December 6, 1996, if any condition set forth in Article 9 shall not have been satisfied or waived by Shepard Poorman or the Primary Shareholders on behalf of Shepard Poorman and Shepard Poorman and the Primary Shareholders are not in material breach of this Agreement.

             (d) by Purchaser if the results of its due diligence review of Shepard Poorman and SPG are not satisfactory to it, in its sole discretion.

     10.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to Section 10.1:

             (a) Purchaser shall promptly cause to be returned to Shepard Poorman or SPG (or destroy) all Confidential Information, including any copies made by or supplied to Purchaser or any of Purchaser's Associates of any such Confidential Information;

             (b) In the event of termination under Section 10.1(c), Purchaser shall pay reasonable and documented out-of-pocket costs and expenses of Shepard Poorman plus $50,000;

             (c) In the event of termination under Section 10.1(a), 10.1(b) or 10.1(d), each party shall pay its own costs and expenses; and

             (d) No party hereto shall have any obligation or liability to the other parties hereto; provided, however that (i) the parties hereto shall remain bound by the provisions of this Section 10.2 and Sections 6.1 and 7.3 and
Article 12 and (ii) no party shall be relieved of any obligation or other liability arising from any material breach by such party of any provision of this Agreement.

                                   ARTICLE 11

                        CERTAIN REMEDIES AND LIMITATIONS

     11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties made by Shareholders or Purchaser as to any fact or condition existing on or before the Closing Date, in this Agreement, in any Schedule or in any certificate delivered pursuant hereto, shall survive the Closing for a period of three (3) years, except for those relating to Taxes which shall survive for a period equal to the statute of limitations applicable to any Claim arising in connection with such Taxes, provided that there shall be no termination of any such representation or warranty as to which a Claim has been asserted prior to the termination of any such survival period. All such representations and warranties shall be unaffected by any investigation made by or on behalf of Purchaser or Shareholders or by knowledge obtained as a result thereof or otherwise. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement survive the Closing for a period of three (3) years, except for those relating to Taxes which shall survive as provided above with respect to representations and warranties; provided that there shall be no termination of any such covenant, agreement, undertaking or indemnity as to which a Claim has been asserted prior to the termination of any such survival period.

     11.2 INDEMNIFICATION BY SHAREHOLDERS.

          (a) Subject to the limitations and other provisions set forth herein (including, without limitation, the provisions of Sections 11.3), each Primary Shareholder will jointly and severally, or in the case of Richey, severally defend, indemnify and hold harmless Purchaser, Shepard Poorman, SPG, each of their respective Affiliates (as defined below) and their respective lenders, and all of their respective officers, directors, stockholders (other than Primary Shareholders), agents, representatives, consultants and employees, and all of their respective heirs, successors and permitted assigns (collectively, the "Purchaser Indemnified Parties") from, against and in respect of the amount of any and all liabilities, obligations, losses, damages, Claims, actions, liens and deficiencies of any kind or nature ("Losses") which exist, or which are imposed on, incurred by or asserted against any one or more of the Purchaser Indemnified Parties based upon, resulting from or arising out of any of the following (each, a "Purchaser Indemnified Obligation"):

               (i) any breach or inaccuracy of any representation, warranty, statement, certification, agreement or covenant made by Shepard Poorman, the Primary Shareholders or any Shareholder in this Agreement, any Related Documents, any Disclosure Schedule hereto or thereto, or in any other written document,

               (ii) any Claim, litigation or proceeding brought by any third-party against Shepard Poorman or SPG based upon, resulting from, arising out of or concerning any event occurring, or fact or circumstance existing, prior to the Closing,

          (iii) in an amount greater than $25,000, any Claim, litigation or proceeding brought by The Nielsen Company against Purchaser based upon, resulting from, arising out of or concerning, either directly or indirectly, the events of which the Primary Shareholders are aware surrounding the letter of intent dated September 18, 1996, between Shepard Poorman, SPG and The Nielsen Company.

          (iv) the cost of remediating under Environmental Laws any of the properties now or previously owned, leased, or contaminated by Shepard Poorman or SPG if the materials requiring such remediation existed as of the Closing,

          (v) except as specifically provided otherwise in paragraphs (vii) and (viii) below, the net after-tax amount of any Taxes for periods ending on or before the Closing Date for which either Shepard Poorman or SPG are liable to the extent that (i) such Taxes are not reflected on the Financial Statements and did not arise in the ordinary course of business after the date thereof, (ii) such Taxes should have been but were not reflected in any return filed by either Shepard Poorman or SPG prior to the Closing,
     (iii) such Taxes were required to be paid prior to the Closing and were not so paid, or (iv) such Taxes result from the failure by either Shepard Poorman or SPG prior to the Closing to comply with any legal requirements relating to information reporting or withholding and payment over of taxes with respect to payments made to third parties;

          (vi) the amount by which any Accounts Receivable existing at the Closing exceeds the reserve therefore on the 120 days after the Closing provided that such uncollected Accounts Receivable are transferred to the Primary Shareholders after payment by the Primary Shareholders to Purchaser, Shepard Poorman or SPG of such uncollected amount;

          (vii) the amount of any Taxes of Shepard Poorman or SPG arising out of or relating to the Redemption or otherwise to the discharge of the debt owed to Shepard Poorman by the Shareholders to the extent such amount of Taxes exceeds $1,069,000, the amount reserved for such purpose and reflected on the books of Shepard Poorman at Closing; or

          (viii) the amount of any other Taxes of Shepard Poorman or SPG arising out of the transactions contemplated by this Agreement including those relating to the sale of SPG by Shepard Poorman.

For purposes of this provision, an "Affiliate" of a party is a company or entity that controls, is controlled by, or is under common control with, that party.

     In addition, and without limiting the generality of the foregoing, all of the Shareholders (other than those Shareholders exercising their Dissenters' Rights) will jointly and severally defend, indemnify and hold harmless the Purchaser Indemnified Parties, to the extent of the Escrow Amount as provided in the Escrow Agreement, for such Purchaser Indemnified Obligations.

          (b) The amount of all such Losses shall be determined after deduction of the amount of any insurance proceeds recovered by Purchaser Indemnified Parties, and shall include any cost or expenses (including, without limitation, settlement costs and reasonable attorneys', accountants' and experts' fees and court costs) incurred by Purchaser Indemnified Parties in connection with any of the foregoing Purchaser Indemnified Obligations (including, without limitation, any reasonable cost or expense incurred by Purchaser Indemnified Parties in enforcing their rights pursuant to this Section 11.2).

          (c) Claims for indemnification under any Purchaser Indemnified Obligation may be made regardless of whether or not the matter giving rise to such claim would constitute a breach of a representation and warranty made in this Agreement, any Related Agreement, any Disclosure Schedule hereto and thereto or any other written document. No Purchaser Indemnified Party shall be required to make any claim or demand against any particular Primary Shareholder or any other person prior to the making of any claim or demand for indemnification or at any other time. The Primary Shareholders agree that, notwithstanding any other provision of this Agreement, any Related Agreement or applicable Legal Requirements, Purchaser Indemnified Parties may offset all valid claims for indemnification under this Section 11.2 against any payment to be made to or for the account of any Primary Shareholder pursuant to this Agreement or any Related Document.

    11.3 LIMITATIONS ON REPRESENTATIONS, WARRANTIES AND LIABILITIES OF PRIMARY SHAREHOLDERS.

          (a) Without limiting the effect of any other limitations set forth herein, and notwithstanding any inaccuracy or inaccuracies in any representation and warranty made herein, the Primary Shareholders shall not be liable to the Purchaser Indemnified Parties, except under the Escrow Agreement as provided therein, unless and until the aggregate amount of Purchaser Indemnified Obligations exceeds $45,000. Notwithstanding the foregoing, the indemnification remedies provided in this Agreement shall be non-exclusive, and no provision of this Agreement shall be construed to limit the liability of the Primary Shareholders to the Purchaser Indemnified Parties to the Escrow Amount or to require Purchaser to resort to the Escrow Amount to satisfy any Losses in lieu of pursuing its other remedies against Shepard Poorman or the Primary Shareholders.

          (b) No payment shall be required to be made for a Purchaser Indemnified Obligation unless a Claim Notice (as defined below) with respect thereto has been delivered to the Primary Shareholders on or prior to the third anniversary of the Closing.

          (c) The thresholds and limitations contained in this Section 11.3 and on the indemnity obligations of Primary Shareholders shall not apply to any adjustments in the Purchase Price pursuant to Article 1.

          (d) The total amount of the payments that the Primary Shareholders can be required to make hereunder shall be limited in the aggregate to a maximum of $2,500,000, and the Primary Shareholders' cumulative liability shall in no event exceed such amount.

         (e) The total amount of the payment that Richey can be required to make hereunder shall be limited to a maximum amount equal to his pro rata share of the Purchase Price.

    11.4 INDEMNIFICATION BY PURCHASER.   Subject to the limitations and the
provisions set forth herein (including, without limitation, the provisions of Section 11.5), Purchaser will indemnify and hold harmless the Primary Shareholders and their respective affiliates, officers, directors, partners, stockholders, agents, representatives, consultants and employees, and all of their respective heirs, successors and permitted assigns (collectively, the "Shareholder Indemnified Parties") from and against the net amount (determined after deduction of the amount of any insurance proceeds recovered) any and all Damages suffered or incurred by the Shareholder Indemnified Parties to the extent resulting from: (a) the failure of any representation or warranty made by Purchaser in Article 4 to have been true when made and at the Closing; (b) the breach or nonfulfillment by Purchaser of any covenant or obligation of Purchaser under this Agreement; (c) any Claim or any action arising out of or related to the operation or ownership of Shepard Poorman or SPG arising out of the operation of the business after the Closing (other than (i) the Purchaser Indemnified Obligations and (ii) Damages for which a Purchaser Indemnified Party is entitled to indemnification under this Article 11); and (e) the enforcement of this Section 11.4 against Purchaser (the foregoing defined as "Shareholder Indemnified Obligations").

    11.5 LIMITATIONS ON LIABILITY OF PURCHASER.

         (a) Without limiting the effect of any other limitations set forth herein, Purchaser shall not be liable to the Shareholder Indemnified Parties unless and until the amount of Shareholder Indemnified Obligations exceeds $45,000.

         (b) No payment shall be required to be made for Shareholder Indemnified Obligations unless a Claim Notice with respect thereto has been delivered to Purchaser on or prior to the third anniversary of the Closing.

         (c) The total amount of the payments that Purchaser can be required to make hereunder shall be limited in the aggregate to a maximum of $2,500,000, and Purchaser's cumulative liability shall in no event exceed such amount.

     11.6 INDEMNIFICATION CLAIMS.

          (a) If either a Purchaser Indemnified Party, on the one hand, or a Shareholder Indemnified Party, on the other hand, (the "Claimants") wishes to assert an indemnification claim hereunder, the Claimant shall deliver to the Primary Shareholders, if a Purchaser Indemnified Party, or to Purchaser, if the Claimant is a Shareholder Indemnified Party, a written notice (a "Claim Notice") setting forth:

               (i) the matter giving rise to the claim for indemnification,

                (ii) a detailed description of all of the facts and circumstances known to Claimant giving rise to the claim, and

                (iii) a detailed description of, and a reasonable estimate of the total amount of, the monetary amounts actually incurred or expected to be incurred for which indemnification is sought;

          (b) Purchaser Indemnified Parties and Shareholder Indemnified Parties are referred to herein as "Indemnified Parties," and the persons from whom indemnification may be sought pursuant to this Section 11.6 are referred to as the "Indemnifying Parties." Within twenty (20) days after receipt of any Claim Notice, the Indemnifying Parties will (i) acknowledge in writing their responsibility for all or part of such matter for which indemnification is sought under this Article 11, and will either (x) pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged, or (y) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of their obligations hereunder, and/or (ii) give written notice to the Indemnified Party of their intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter.

     11.7 DEFENSE OF THIRD PARTY ACTIONS.   If either Purchaser, on the one
hand, or the Primary Shareholders, on the other hand (the "Indemnified Party") receives notice or otherwise obtains knowledge of any Claim or any threatened Claim that may give rise to an indemnification claim against any Primary Shareholder, on the one hand, or Purchaser, on the other hand (the "Indemnifying Party"), then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such Claim in reasonable detail. The untimely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall relieve the Indemnifying Party of liability with respect to such claim to the extent it has been prejudiced by lack of timely notice under this
Article 11 with respect to such Claim. The Indemnifying Party shall have the right, at its option to assume the defense of any such Claim with its own counsel, reasonably satisfactory to the Indemnified Party, but only if the Indemnifying Party simultaneously agrees to indemnify persons and entities claiming indemnity from the Indemnified Party fully and completely (whether or not, in the case of any Primary Shareholder, there are sufficient funds in the Escrow Amount available for such purpose) for such Claim. If the Indemnifying Party elects to assume the defense of and indemnification for any such Claim, then:

          (a) notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys' fees or other expenses incurred on behalf of the Indemnified Party in connection with such matter following the Indemnifying Party's election to assume the defense of such matter so long as the Indemnifying Party continues to diligently conduct such defense;

          (b) the Indemnified Party shall make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the

Indemnified Party or any of the Indemnified Party's Associates and that the Indemnifying Party considers necessary or desirable for the defense of such matter at the expense of the Indemnifying Party;

          (c) the Indemnified Party shall execute such documents and take such other actions as the Indemnifying Party may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Claim (with the Indemnifying Party to reimburse Indemnified Party for third-party, out-of-pocket expenses) and the Indemnified Party shall not be required to take any such action or execute any document which imposes any equitable or unindemnified liability remedy on any Indemnified Party or would adversely affect the business or operations of Shepard Poorman or SPG;

          (d) the Indemnified Party shall otherwise fully cooperate as reasonably requested by the Indemnifying Party in the defense of such Claim (with the Indemnifying Party to reimburse Indemnified Party for third-party, out-of-pocket expenses); and

          (e) the Indemnified Party shall not admit any liability with respect to such Claim.

If the Indemnifying Party fails or refuses to assume the defense of and indemnification for such Claim, then the Indemnified Party shall proceed diligently to defend such Claim with the assistance of counsel; provided, however, that the Indemnified Party shall not settle, adjust or compromise such Claim, or admit any liability with respect to such Claim, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; and provided further, that, in the event the Indemnifying Party shall withhold consent, then the Indemnifying Party shall thereafter reimburse Indemnified Party on a current basis as requested by Indemnified Party for all costs and expenses of defense for which Indemnified Party are entitled to indemnification; and provided however, that when indemnification by the Indemnifying party is no longer required under this Section 11 by reason of any of the limitations contained herein, the Indemnifying Party's consent to any such settlement, adjustment or compromise shall no longer be required.

     11.8 SUBROGATION. To the extent that the Indemnifying Party makes or is required to make any indemnification payment to any Indemnified Party, the Indemnifying Party shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Indemnified Party or any of the Indemnified Party affiliates may have against any other person (other than any Purchaser Indemnified Party or Shareholder Indemnified Party) with respect to any Damages, circumstances or matter to which such indemnification payment is directly or indirectly related. The Indemnified Party shall permit the Indemnifying Party to use the name of the Indemnified Party and the names of the Indemnified Party's affiliates in any transaction or in any proceeding or other matter involving any of such rights or remedies; and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably request for the purpose of enabling the Indemnified Party to perfect or exercise the Indemnifying Party's right of subrogation hereunder.

    11.9 EXCLUSIVITY. The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this
Article 11 shall be the sole and exclusive right and remedy exercisable by any person or entity entitled to indemnification hereunder with respect to any breach by the other party hereto of any representation or warranty.

    11.10 RETENTION OF RECORDS. From and after the date of this Agreement, Purchaser shall preserve, and shall cause Shepard Poorman and SPG to preserve, all books, records and other documents, materials and information relevant to the representations, warranties and covenants set forth in this Agreement until the later of three (3) years following the Closing Date or for such longer period as the rights of the parties hereunder may exist. At all times after the Closing Date, Purchaser, Shepard Poorman and SPG shall give the Primary Shareholders and their Associates reasonable access to such books, records and other documents, materials and information of the Company relating to the operation of the business of Shepard Poorman or SPG up to and including the Closing Date.

                                   ARTICLE 12

                                 MISCELLANEOUS

    12.1 MATERIALITY. For purposes of this Agreement, a contract, obligation, liability, transaction, change, breach, encumbrance, proceeding or other matter or event shall not be deemed "material" if the monetary amount involved is less than $10,000. A "Material Adverse Effect" is any adverse effect on the business, operations, assets or financial condition or results of a company unless the effect either can reasonably be expected to result in less than a $100,000 effect on the financial condition or results of operation of such company or the effect is due to general changes in the economy or the high impact color commercial printing business generally.

    12.2  EXPENSES.  The term "Shareholders' Expenses" shall mean: (i) all costs and expenses of Corporate Development Associates, Inc. and Shepard Poorman and SPG in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby that are allocated to the Shareholders under the terms of this Agreement; (ii) all prepayment fees and penalties to be paid by any of Purchaser, Shepard Poorman or the Shareholders in connection with the discharge of the Debt; (iii) all other costs and expenses required to be borne by Shareholders under the terms of this Agreement including the costs and expenses of Shareholders or Shepard Poorman incurred in acquiring the SPG Common Stock not owned by Shepard Poorman at February 28, 1996; (iv) all other fees and expenses of Shareholders incurred in connection with or on behalf of Shepard Poorman or SPG and not previously paid or reimbursed by Shareholder; in each case, only to the extent such costs, expenses, fees and/or penalties are not accrued for or represented as a payable on the Financial Statements at
Closing.   Shareholders and Purchaser shall pay their own respective fees and expenses incidental to the preparation of this Agreement, the performance and compliance with all agreements contained in this Agreement to be performed or complied with by them and the consummation of the transactions contemplated hereby, including the legal and accounting fees and expenses. Purchaser shall be responsible for the fees and expenses associated with any Phase I environmental assessment conducted in connection with this transaction.

     12.3 NOTICES; ETC.   All notices, instructions and other communications
given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three business days after it is sent prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.

     If to Purchaser, to:

     Mail-Well, Inc.
     23 Inverness Way East
     Englewood, CO 80112
     Attention: Gerald F. Mahoney, Chairman
     Tel: (303) 397-7410
     Fax: (303) 397-7400

     with a copy to:

     Mail-Well, Inc.
     23 Inverness Way East
     Englewood, CO  80112
     Attention:  Roger Wertheimer
     Tel: (303) 397-7440
     Fax: (303) 397-7400

     If to any Primary Shareholder, to:

     the address of such Primary Shareholder set forth under the name of such Primary Shareholder on Exhibit A to this Agreement,

     with a copy to:

     Donald K. Densborn
     Johnson, Smith, Pence, Densborn, Wright & Heath
     One Indiana Square  Suite 1800
     Indianapolis, IN 46204

or, in each case, to such other address as may be specified in writing to the other parties.

     Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 12.3.

     12.4 ASSIGNMENT. Neither Shepard Poorman nor any Primary Shareholder may assign or otherwise transfer this Agreement or any of his rights hereunder to any person or entity, without the prior written consent of Purchaser. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Primary Shareholders and their successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be terminated by the death or incapacity of any Primary Shareholder, and if, after the execution hereof, any Primary Shareholder shall die or become incapacitated, this Agreement shall be binding upon the successors and assigns of any Primary Shareholder as if such death or incapacity had not occurred and regardless of notice thereof. Except as expressly permitted by this Section 12.4, Purchaser shall not voluntarily or by operation of law assign or otherwise transfer this Agreement or any of its rights or obligations hereunder except to any of its parents, subsidiaries or affiliates, without the prior written consent of the Primary Shareholders and provided that any permitted assignment or transfer shall not relieve Purchaser of any of its obligations hereunder. Purchaser may assign its rights under this Agreement and under other closing documents without the consent of the Primary Shareholders to any financial institution(s) or their affiliates as required pursuant to any existing or future financing arrangements. In addition, upon foreclosure or sale in lieu of foreclosure or deed by or to any such financial institutions or their affiliates, the warranties, representations, obligations, agreements and indemnities of the Primary Shareholders in this Agreement and in other documents contemplated by this Agreement will inure to the benefit of such financial institutions (or their affiliates) or any such purchaser or grantee. Subject to the foregoing, this Agreement shall inure to the benefit of Purchaser and its permitted successors and assigns.

     12.6 ENTIRE AGREEMENT; AMENDMENT; GOVERNING LAW; ETC.   This Agreement
(together with the Exhibits and Schedules hereto) embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado as it applies to contracts to be performed entirely within the State of Colorado. No representation or warranty (either express, implied or otherwise) is being made by any party with respect to the subject matter hereof other than as expressly set forth herein.

     12.6 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which is an original, but all of which shall constitute one instrument.

     12.7 THIRD PARTY RIGHTS. The parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto, the Purchaser Indemnified Parties and their respective successors in interest.

    12.8 EXHIBITS AND SCHEDULES. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

    12.9 PRONOUNS. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as appropriate.

    12.10 AUTHORITY AND EXECUTION. Each person executing this Agreement on behalf of a party hereto represents and warrants that he is duly and validly authorized to do so on behalf of such party, with full right and authority to execute this Agreement and to bind such party with respect to all of its obligations hereunder.

    12.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the retraining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

    12.12 TIME OF ESSENCE.  Time is of the essence of this Agreement.

    12.13 INTERPRETATION. Each party acknowledges that such party, either directly or through such party's representatives, has participated in the drafting of this Agreement, and any applicable rule of constructions that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the date first above written.

                              PURCHASER

                              GRAPHIC ARTS CENTER, INC.
                              a Delaware corporation


                              By: _______________________________________
                              Name: _____________________________________
                              Title: ____________________________________

                              PRIMARY SHAREHOLDERS


                              -------------------------------------------------
                              ROBERT W. POORMAN, JR.


                              -------------------------------------------------
                              ROBERT E. SHEPARD


                              -------------------------------------------------
                              DAVID E. RICHEY, JR.


                              SHEPARD POORMAN COMMUNICATIONS
                              CORPORATION


                              BY: _______________________________________
                              NAME: _____________________________________
                              TITLE: ____________________________________

                                   EXHIBIT A



Name of Stockholders        Address      # of Purchase Shares of Common Stock
--------------------        -------      ------------------------------------

                                   EXHIBIT C


     Real Estate Purchase Option. Purchaser shall have the option to purchase either or both of the parcels of real estate (including the buildings and fixtures thereon) currently owned by Shepard Poorman Investment, Inc., located at 7301 North Woodland Drive and 5455 West 84th Street both in Indianapolis, Indiana at any time during the current lease periods or any renewal period as contained in said leases on the following terms and conditions:

          (a) Notice of exercise of the purchase option shall be given by Purchaser to the landlord at least three (3) months prior to any termination or renewal option, subject to withdrawal as hereinafter provided.

          (b) The real estate purchase price hereinafter called ("Real Estate Purchase Price") to be paid by Purchaser for either or both parcels of real estate shall be at the fair market value of the property, as agreed upon by the parties, or in the event of their failure to agree, as determined by a neutral appraisal conducted by a mutually agreeable professional appraiser of properties of this type.

          (c) Within thirty (30) days after receipt of the report of the neutral appraiser who shall have furnished the parties with its determination of the Fair Market Value, the Purchaser shall have the right to withdraw its notice of exercise of option to purchase, in which event, said lease or leases shall continue in full force and effect as though notice of exercise had never been served; and this paragraph shall be of no further force or effect. If Tenant elects to so withdraw, Tenant shall pay all appraisal fees connected with the withdrawn exercise of option and reimburse landlord for all reasonable expenses.

          (d) If the premises is destroyed by fire or other casualty, or condemnation has occurred after Purchaser has exercised the option to purchase the premises, but prior to the closing thereof, then Purchaser shall have the right to rescind its notice of exercise, by notice to the landlord given within thirty (30) days after such fire or other casualty or condemnation, and any party shall bear its own expenses. The landlord shall pay the realty transfer fee, if any, upon delivery of the deed to Purchaser. Landlord and Purchaser shall apportion usual closing adjustments if any. Landlord and Purchaser's obligation concerning Environmental Laws, shall be governed by the provisions of this Agreement and shall survive Closing, as applicable.

                                   SCHEDULE 1


                                 "Value Added"
                               February 29, 1996


                                                            YEAR TO
                                                          DATE ACTUAL

SALES                                                   $55,270,429.06
DISCOUNTS & ALLOWANCES                                     (732,190.95)
                                                        --------------

NET SALES                                               $54,536,238.11

PAPER PURCHASES                                          17,169,554.78
        OTHER CHANGEABLE MATERIALS                        3,970,014.82
        SCRAPS SALES                                       (808,075.34)
        PURCHASE DISCOUNT'S EARNED                         (532,070.62)
        PAPER USAGE VARIANCE                               (106,052.93)
        INVENTORY CHANGE MATERIALS                          207,629.31
                                                        --------------
DIRECT MATERIALS                                        $19,901,000.02

        JOB PRINTING                                        860,353.79
        ART SERVICES                                         38,801.12
        COMPOSITION SERVICES                                 59,290.52
        BINDERY SERVICES                                  2,489,521.14
        PREPRESS SERVICES                                   213,637.48
        MAILING & LABELING                                  109,722.38
        CHANGEABLE EXTERN DELIVERY                          868,927.92
        INTERCOMPANY PURCHASES                              569,531.03
        INVENTORY CHANGE - OS                               (19,902.53)
                                                        --------------

OUTSIDE SERVICES                                        $ 5,189,882.85
                                                        ==============

        VALUE ADDED                                     $29,447,355.24